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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Medtronic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

July 20, 2007

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Thursday, August 23, 2007, at 10:30 a.m. (Central Daylight Time) at Medtronic’s World Headquarters, 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota.

The enclosed Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

We invite you to join us beginning at 9:30 a.m. to view Medtronic’s interactive product displays. Product specialists will be available to answer your questions before and after the Annual Meeting.

Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by internet or by telephone, or by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Arthur D. Collins, Jr.
Chairman of the Board and Chief Executive Officer

Alleviating Pain, Restoring Health, Extending Life

MEDTRONIC, INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Thursday, August 23, 2007.

PLACE	Medtronic World Headquarters 710 Medtronic Parkway Minneapolis (Fridley), Minnesota 55432

ITEMS OF BUSINESS	1. To elect four Class III directors for three-year terms.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.

3. To amend Medtronic’s restated articles of incorporation to provide for the annual election of all directors.

4. To consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 25, 2007.

VOTING BY PROXY	If you cannot attend the Annual Meeting, you may vote your shares over the internet or by telephone, or by completing and promptly returning the enclosed proxy card in the envelope provided. Internet and telephone voting procedures are on your proxy card.

ANNUAL REPORT	Medtronic’s 2007 Annual Report accompanies this Notice of Annual Meeting of Shareholders.

By Order of the Board of Directors,

Terrance L. Carlson
Corporate Secretary

This Notice of Annual Meeting, Proxy Statement and accompanying proxy card are being distributed on or about July 20, 2007.

710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

PROXY STATEMENT
Annual Meeting of Shareholders
August 23, 2007

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Medtronic, Inc. (“Medtronic”) of proxies to be voted at Medtronic’s Annual Meeting of Shareholders to be held on August 23, 2007, and at any adjournment of the meeting.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are three proposals scheduled to be voted on at the meeting:

•	Election of four directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2008; and

•	Amendment of Medtronic’s restated articles of incorporation to provide for the annual election of all directors.

Who is entitled to vote?

Shareholders as of the close of business on June 25, 2007 (the “Record Date”), may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Credited to your account in Medtronic’s Employee Stock Ownership and Supplemental Retirement Plan.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” (see below) are also counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 1,139,865,406 shares of Medtronic common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting (in person or by proxy). The four candidates for election who receive a plurality vote in the affirmative will be elected. Ratifying PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares present. Amending our restated articles of incorporation requires the affirmative vote of not less than seventy-five percent of the votes entitled to be cast by all holders of shares of our common stock.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” or “AGAINST” the other proposals as recommended by the Board.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter.

How does the Board recommend that I vote?

Medtronic’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2008; and

•	“FOR” amending Medtronic’s restated articles of incorporation to provide for the annual election of all directors.

How do I vote my shares without attending the meeting?

If you are a shareholder of record or hold shares through a Medtronic stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by internet or telephone, you need not return your proxy card.

•	By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on August 22, 2007.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

What does it mean if I receive more than one proxy card?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you vote by internet or telephone, vote once for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy by:

•	Sending a written statement to that effect to the Corporate Secretary of Medtronic;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting.

Can I receive future proxy materials electronically?

Yes. If you are a shareholder of record or hold shares through a Medtronic stock plan, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;

•	Under About Medtronic, click on Investor Relations;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access as charged by your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also saves Medtronic significant printing, postage and processing costs.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Nominees

The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. David L. Calhoun, Arthur D. Collins, Jr., James T. Lenehan and Kendall J. Powell are the Class III directors who have been nominated for re-election to the Board to serve until the 2010 Annual Meeting and until their successors are elected and qualified. All of the nominees are currently directors, and Mr. Collins was previously elected to the Board of Directors by the shareholders. Mr. Lenehan was elected to the Board by the Board of Directors in January 2007, and Messrs. Calhoun and Powell were elected to the Board by the Board of Directors in June 2007.

All of the nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

A plurality of votes cast is required for the election of directors. However, under the Medtronic Principles of Corporate Governance, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors. The Corporate Governance Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Corporate Governance Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes “for” election from the director;

•	the length of service and qualifications of the director;

•	the director’s contributions to Medtronic;

•	Medtronic’s compliance with securities exchange listing standards;

•	possible contractual ramifications in the event the director in question is a management director;

•	the purpose and provisions of the Medtronic Principles of Corporate Governance; and

•	the best interests of Medtronic and its shareholders.

If a director’s resignation is accepted, the Corporate Governance Committee will recommend to the Board of Directors whether to fill the vacancy on the Board created by the resignation or reduce the size of the Board. Any director who tenders his or her offer to resign pursuant to this policy shall not participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote, which may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board of Directors will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, on a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the date of the Board’s final determination.

NOMINEES FOR DIRECTOR FOR THREE-YEAR TERMS ENDING IN 2010 (CLASS III):

DAVID L. CALHOUN Chairman and Chief Executive Officer The Nielsen Company	Director since 2007 age 50

Mr. Calhoun was appointed Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company on August 23, 2006. Prior to joining The Nielson Company, Mr. Calhoun served as Vice Chairman of General Electric Company and President & Chief Executive Officer, GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; President and Chief Executive Officer of GE Transportation Systems; and Chief Executive Officer of GE Transportation.

ARTHUR D. COLLINS, Jr. Chairman of the Board and Chief Executive Officer Medtronic, Inc.	Director since 1994 age 59

Mr. Collins has been Chairman of the Board and Chief Executive Officer of Medtronic since April 2002; President and Chief Executive Officer from May 2001 to April 2002; President and Chief Operating Officer from August 1996 to April 2001; Chief Operating Officer from January 1994 to August 1996; and Executive Vice President of Medtronic and President of Medtronic International from June 1992 to January 1994. He was Corporate Vice President of Abbott Laboratories from October 1989 to May 1992 and Divisional Vice President of that company from May 1984 to October 1989. He is also a director of The Boeing Company, U.S. Bancorp and Cargill, Inc., a member of the Board of Overseers of The Wharton School at the University of Pennsylvania and a member of the board of The Institute of Health Technology Studies. At the Annual Meeting, Mr. Collins is expected to resign as Chief Executive Officer of Medtronic and continue as Chairman of the Board of Medtronic.

JAMES T. LENEHAN Financial Consultant and Retired Vice Chairman and President of Johnson & Johnson	Director since 2007 age 58

Mr. Lenehan served as President of Johnson & Johnson from 2002 until March 2004 after 28 years of service; Vice Chairman of Johnson & Johnson from August 2000 until June 2004; Worldwide Chairman of Johnson & Johnson’s Medical Devices and Diagnostics Group from 1999 until he became Vice Chairman of the Board; and was previously Worldwide Chairman, Consumer Pharmaceuticals & Professional Group. Mr. Lenehan has been a financial consultant since October 2004.

KENDALL J. POWELL President and Chief Operating Officer General Mills	Director since 2007 age 53

Mr. Powell has been President and Chief Operating Officer and a director of General Mills since June 2006. Prior to that Mr. Powell was Executive Vice President and Chief Operating Officer; U.S. Retail from May 2005 to June 2006; Executive Vice President of General Mills from August 2004 to May 2005. From September 1999 to August 2004, Mr. Powell was Chief Executive Officer of Cereal Partners Worldwide. Mr. Powell joined General Mills in 1979. Mr. Powell also serves on the boards of Cereal Partners Worldwide, the Twin Cities United Way and the Minnesota Historical Society.

THE BOARD RECOMMENDS A VOTE FOR THE CLASS III NOMINEES.

DIREC	TORS CONTINUING IN OFFICE AFTER THE 2007 ANNUAL MEETING:
CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2009

RICHARD H. ANDERSON Executive Vice President UnitedHealth Group Incorporated	Director since 2002 age 52

Mr. Anderson has been Executive Vice President of UnitedHealth Group and President, Commercial Services Group, of UnitedHealth Group Incorporated since December 2006, was Executive Vice President of UnitedHealth Group since November 2004 and was Chief Executive Officer of its Ingenix subsidiary from December 2004. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation and its principal subsidiary, Northwest Airlines, from February 2001 to November 2004. Mr. Anderson serves on the Board of Directors of Cargill, Inc. and Delta Airlines, Inc. Northwest filed for bankruptcy in September 2005, which is within two years of Mr. Anderson serving as an executive officer of Northwest.

ROBERT C. POZEN Chairman, MFS Investment Management	Director since 2004 age 60

Mr. Pozen has been Chairman of MFS Investment Management and a director of MFS Mutual Funds since February 2004 and previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts from January 2003 to December 2003. Mr. Pozen was also John Olin Visiting Professor, Harvard Law School, from 2002 to 2003; Vice Chairman of Fidelity Investments from June 2000 to December 2001 and President of Fidelity Management & Research from April 1997 to December 2001. He is also a director of BCE Inc., the parent company of Bell Canada.

CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2008

WILLIAM A. HAWKINS President and Chief Operating Officer Medtronic, Inc.	Director since 2007 age 53

Mr. Hawkins has been a Director of Medtronic since March 2007 and President and Chief Operating Officer of Medtronic since May 2004. He served as Senior Vice President and President, Medtronic Vascular, from January 2002 to May 2004. He served as President and Chief Executive Officer of Novoste Corporation from 1998 to 2002. Mr. Hawkins serves on the board of Deluxe Corporation, the board of trustees for the University of Virginia Darden School of Business and the board of visitors for the Duke University School of Engineering. At the Annual Meeting, Mr. Hawkins is expected to be named President and Chief Executive Officer of Medtronic.

SHIRLEY ANN JACKSON, Ph.D. President of Rensselaer Polytechnic Institute	Director since 2002 age 60

Dr. Jackson has been President of Rensselaer Polytechnic Institute since July 1999. She was Chair of the U.S. Nuclear Regulatory Commission from July 1995 to July 1999; and Professor of Physics at Rutgers University and consultant to AT&T Bell Laboratories from 1991 to 1995. She is a member of the National Academy of Engineering and the American Philosophical Society and is a Fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and of the American Physical Society. She is a trustee of the Brookings Institution, a Life Trustee of M.I.T. and a member of the Council on Foreign Relations. She is also a director of NYSE Euronext, Federal Express Corporation, Marathon Oil Corporation, Public Service Enterprise Group, and International Business Machines Corporation.

DENISE M. O’LEARY Private Venture Capital Investor	Director since 2000 age 50

Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. Ms. O’Leary is also a director of US Airways Group, Inc. She is a director of Stanford Hospitals and Clinics, where she was chair of the board from 2000 through 2005, and Lucile Packard Children’s Hospital. She was a member of the Stanford University Board of Trustees from 1996 through 2006, where she chaired the Committee of the Medical Center for that period.

JEAN-PIERRE ROSSO Chairman, World Economic Forum USA Inc.	Director since 1998 age 67

Mr. Rosso has been Chairman of World Economic Forum USA Inc. since April 2006. Mr. Rosso served as Chairman of CNH Global N.V. from November 1999 until his retirement in May 2004; was Chief Executive Officer of CNH Global N.V. from November 1999 to November 2000; and Chief Executive Officer of Case Corporation from April 1994 to November 1999 and Chairman from March 1996 to November 1996. He is also a director of ADC Telecommunications, Inc., Bombardier Inc., and Eurazeo.

JACK W. SCHULER Chairman of the Board of Stericycle, Inc. and Ventana Medical Systems, Inc.	Director since 1990 age 66

Mr. Schuler has been Chairman of the Board of Stericycle, Inc. since March 1990 and Chairman of the Board of Ventana Medical Systems, Inc. since November 1995; President and Chief Operating Officer of Abbott Laboratories from January 1987 to August 1989; and a director of that company from April 1985 to August 1989. Mr. Schuler is a director of Quidel Corporation.

Director Independence

Under the New York Stock Exchange Corporate Governance Rules, to be considered independent, a director must be determined to have no material relationship with Medtronic other than as a director. The Board of Directors has determined that the following directors, comprising all of our non-management directors, are independent under the New York Stock Exchange Corporate Governance Rules: Messrs. Anderson, Bonsignore, Calhoun, Lenehan, Powell, Pozen, Rosso, Schuler and Sprenger, Drs. Brody and Jackson and Ms. O’Leary. In making this determination, the Board considered its Director Independence Standards, which correspond to the New York Stock Exchange standards on independence. These standards identify types of relationships that are categorically immaterial and do not, by themselves, preclude the directors from being independent. The types of relationships and the directors who had such relationships include:

•	having an immediate family member who is, or has recently been, employed by Medtronic other than as an executive officer (Messrs. Schuler and Sprenger);

•	being a current employee of an entity that has made payments to, or received payments from, Medtronic for property or services (Messrs. Anderson and Schuler and Drs. Brody and Jackson); and

•	being, or having a spouse who is, an employee of a non-profit organization to which Medtronic or The Medtronic Foundation has made contributions (Dr. Brody).

All of the relationships of the types listed above were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms. Aggregate payments to, transactions with or discretionary charitable contributions to each of the relevant organizations did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for fiscal years 2005, 2006 or 2007, whichever is greater.

In addition, the Board considered relationships consistent with its Director Independence Standards in which the director was not an employee or executive officer, but had a further removed relationship with the relevant third party, such as being a director of a vendor to Medtronic or a purchaser of Medtronic’s products. The Board of Directors determined that none of the relationships were material. All of the relationships were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms. Aggregate payments to, transactions with or discretionary charitable contributions to each of the relevant organizations did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for fiscal years 2005, 2006 or 2007, whichever is greater.

Medtronic also has a minority investment in, and a development and license agreement with, a company that has granted Medtronic a sublicense to certain intellectual property of The John Hopkins University. In addition, one of the founders of that company is a professor at The John Hopkins University. The Board determined that this relationship is not a material relationship. There were no revenues generated relating to the development and license agreement in fiscal year 2007 and none are expected in fiscal year 2008, and Medtronic did not pay any royalties to John Hopkins University under the sublicense in fiscal year 2007 and does not expect to pay any in fiscal year 2008. John Hopkins University is not a shareholder of the company in which Medtronic has invested, and Dr. Brody did not participate in negotiations or approvals regarding the investment or agreement.

Mr. Pozen is Chairman of MFS Investment Management, which manages money for MFS mutual funds and other accounts, and which may from time to time buy or sell Medtronic stock. The Board determined that this relationship is not material. Mr. Pozen has no involvement with these transactions and there is an informational barrier between him and the rest of MFS with regard to Medtronic stock.

The Board noted that a number of lawsuits had been filed on behalf of third party payers asserting that Medtronic should pay certain costs related to Medtronic’s voluntary field action involving certain of its Marquis and Maximo ICDs and InSync and Marquis CRT-D devices, and that such suits purport to include UnitedHealth Group (“UHG”) in the plaintiff class. UHG’s Ingenix subsidiary has corresponded with the plaintiffs’ counsel in these actions regarding, among other things, UHG’s intention to opt out of the putative class action cases. In July 2006, Medtronic and UHG entered into a tolling agreement pursuant to which UHG has agreed not to commence legal action against Medtronic for any claim relating to any medical device manufactured by Medtronic until 30 days following final disposition (by judicial resolution or settlement) of any individual patient litigation matter or matters against Medtronic for which UHG may have a right of subrogation. Either party may terminate the tolling period upon 145 days written notice. Mr. Anderson has informed Medtronic that there is an informational barrier between him and UHG with respect to these potential claims. Also, Mr. Anderson does not receive from Medtronic any material, nonpublic information relating to the potential claims. As a result, the Board determined that the potential claims of UHG do not create a material relationship between Mr. Anderson and Medtronic at this time.

Certain Relationships and Related Transactions

In January 2007, the Board of Directors of Medtronic adopted written related party transaction policies and procedures. The policies require that all “interested transactions” (as defined below) between Medtronic and “related parties” (as defined below) are subject to approval or ratification by the Corporate Governance Committee. In determining whether to approve or ratify such transactions, the Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Corporate Governance Committee has reviewed a list of interested transactions and deemed them to be pre-approved or ratified. Also, the Board of Directors has delegated to the chair of the Corporate Governance Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policies provide that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Corporate Governance Committee.

Under the policies, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	Medtronic is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•	person who is or was (since the beginning of the last fiscal year for which Medtronic has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of Medtronic’s common stock; or

•	immediate family member of any of the foregoing.

During fiscal year 2007, Tino Schuler, a son of director Jack W. Schuler, was employed by Medtronic as a director of marketing in the Medtronic Xomed business. Mr. Tino Schuler worked for Xomed beginning in August 1993, and Xomed was acquired by Medtronic in 1999. Mr. Tino Schuler was paid an aggregate salary and bonus of $206,774 for his services during fiscal year 2007. Director Gordon M. Sprenger’s son, Michael G. Sprenger, also worked as a director of marketing for Medtronic during fiscal year 2007, receiving an aggregate salary and bonus of $182,262. Mr. Michael Sprenger has been a Medtronic employee since May 1989, prior to his father’s initial election to Medtronic’s Board in September 1991. Both Mr. Tino Schuler and Mr. Michael Sprenger received in fiscal year 2007, in addition to their salaries and bonuses, the standard benefits provided to other Medtronic employees. Neither Mr. Tino Schuler nor Mr. Michael Sprenger is an executive officer of Medtronic, and these transactions are deemed under the Board of Directors written related party transaction policies as being pre-approved.

GOVERNANCE OF MEDTRONIC

Our Corporate Governance Principles

The Board of Directors first adopted Principles of Corporate Governance (the “Governance Principles”) in fiscal 1996 and has revised these Governance Principals from time to time, including to comply with New York Stock Exchange Corporate Governance Rules. The Governance Principles describe Medtronic’s corporate governance practices and policies, and provide a framework for the governance of Medtronic. Among other things, the Governance Principles provide that:

•	A majority of the members of the Board must be independent directors and no more than three directors may be Medtronic employees. Currently two directors, Medtronic’s Chairman and Chief Executive Officer and its President and Chief Operating Officer, are not independent.

•	Medtronic maintains Audit, Compensation, Corporate Governance and Technology and Quality Committees, which consist entirely of independent directors.

•	The Corporate Governance Committee, which consists of all the independent directors on the Board, oversees an annual evaluation of the Board and its committees. The Nominating Subcommittee of the Corporate Governance Committee evaluates the performance of each director whose term is expiring based on criteria set forth in the Governance Principles.

Our Governance Principles, the charters of our Audit, Compensation, Corporate Governance and Technology and Quality Committees and our codes of conduct are published on our website at www.medtronic.com under the Corporate Governance caption. These materials are available in print to any shareholder upon request. From time to time the Board reviews and updates these documents as it deems necessary and appropriate.

Lead Director; Executive Sessions

The Chair of our Corporate Governance Committee, Mr. Rosso, is our designated “Lead Director” and presides as the chair at meetings of the independent directors. Six regular meetings of our Board are held each year and at each Board meeting our independent directors meet in executive session with no company management present.

Committees of the Board and Meetings

Our four standing Board committees — Audit, Compensation, Corporate Governance and Technology and Quality — consist solely of independent directors, as defined in the New York Stock Exchange Corporate Governance Rules. Each director attended 75% or more of the total meetings of the Board and Board committees on which the director served in fiscal year 2007. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The following table summarizes the current membership of the Board and each of its standing committees and the number of times each standing committee met during fiscal year 2007.

				Corporate	Technology and
	Board	Audit	Compensation	Governance	Quality
Mr. Anderson	X		Chair	X
Mr. Bonsignore	X	Chair	X	X
Dr. Brody	X			X*	Chair
Mr. Calhoun	X	X		X	X
Mr. Collins	Chair
Mr. Hawkins	X
Dr. Jackson	X			X*	X
Mr. Lenehan	X			X	X
Ms. O’Leary	X	X		X*
Mr. Powell	X		X	X	X
Mr. Pozen	X	X		X	X
Mr. Rosso	X	X	X	Chair*
Mr. Schuler	X	X	X	X*
Mr. Sprenger	X		X	X	X
Number of fiscal year 2007 meetings	7	13	3	5	3

*	Denotes member of Nominating Subcommittee, which met five times in fiscal year 2007.

Effective August 23, 2007, Ms. O’Leary will serve as chair of the Audit Committee and Dr. Jackson will serve as chair of the Technology and Quality Committee. Messrs. Bonsignore and Sprenger and Dr. Brody are expected to retire at the 2007 Annual Meeting.

The Board has four standing committees, the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Technology and Quality Committee, with each of their principal functions described below.

Audit Committee

•	Oversees the integrity of Medtronic’s financial reporting

•	Oversees the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of Medtronic’s internal auditors

•	Oversees Medtronic’s compliance with legal and regulatory requirements

•	Reviews annual financial statements with management and Medtronic’s independent registered public accounting firm and recommends to the Board whether the financial statements should be included in our Annual Report on Form 10-K

•	Reviews and discusses with management and Medtronic’s independent registered public accounting firm quarterly financial statements and discusses with management Medtronic’s earnings press releases

•	Reviews major changes to Medtronic’s accounting and auditing principles and practices

•	Hires the firm to be appointed as Medtronic’s independent registered public accounting firm that reports directly to the Audit Committee

•	Pre-approves all audit and permitted non-audit services to be provided by the independent registered public accounting firm

•	Reviews the scope of the annual audit and internal audit programs and the results of the annual audit examination

•	Reviews, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any issues raised by the most recent internal quality-control review

•	Meets periodically with management to review Medtronic’s major financial and business risk exposures and steps taken to monitor and control these exposures

•	Considers at least annually the independence of the independent registered public accounting firm

•	Reviews the adequacy and effectiveness of Medtronic’s internal controls and disclosure controls and procedures

•	Establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•	Meets privately in separate executive sessions periodically with management, internal audit and the independent registered public accounting firm

Audit Committee Independence and Financial Experts

In accordance with NYSE requirements and SEC Rule 10A-3, all members of the Audit Committee meet the additional independence standards applicable to its members. In addition, all of our current Audit Committee members are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, and audit-related, tax and other permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we obtain the pre-approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Compensation Committee

•	Reviews compensation philosophy and major compensation programs

•	Annually reviews executive compensation programs, annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, based on its own evaluation of performance in light of those goals and objectives as well as input from the Corporate Governance Committee, establishes and approves compensation of the Chief Executive Officer, Chief Financial Officer and other three highest paid executives

•	Administers and makes recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans and approves stock option and other stock incentive awards for senior executive officers

•	Reviews new compensation arrangements and reviews and recommends to the Board employment agreements and severance arrangements for senior executive officers

•	Reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the Securities and Exchange Commission and recommends to the Board a Compensation Discussion and Analysis for inclusion in the Company’s annual proxy statement

•	Establishes compensation for directors and recommends changes to the full Board

You should refer to the Compensation Discussion and Analysis on page 21 for additional discussion of the Compensation Committee’s processes and procedures relating to compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2007 was an officer or employee of Medtronic, and no executive officer of Medtronic during fiscal year 2007 served on the compensation committee or board of any company that employed any member of Medtronic’s Compensation Committee or Board.

Corporate Governance Committee

•	Recommends to the Board corporate governance guidelines

•	Leads the Board in its annual review of the Board’s performance

•	Adopts, monitors and recommends to the Board changes to the Governance Principles

•	Recommends to the Board the selection and replacement, if necessary, of the Chief Executive Officer, oversees the evaluation of senior management and periodically provides input to the Compensation Committee regarding the performance of the Chief Executive Officer in light of goals and objectives set by the Compensation Committee

•	Reviews and determines the philosophy underlying directors’ compensation and remains apprised of the Compensation Committee’s actions in approving executive compensation and the underlying philosophy for it

•	Maintains a Nominating Subcommittee which recommends to the full Corporate Governance Committee criteria for selecting new directors, nominees for Board membership and the positions of Chairman, Chief Executive Officer and Chair of the Corporate Governance Committee and whether a director should be nominated to stand for re-election

The Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the Corporate Governance Committee must notify the Corporate Secretary in writing at Medtronic’s offices at 710 Medtronic Parkway, Minneapolis, MN 55432 no later than March 22, 2008. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Corporate Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.

If the Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board or to expand the size of the Board, the Nominating Subcommittee considers candidates from a variety of sources. The process followed to identify and evaluate candidates includes meetings to evaluate biographical information and background material relating to candidates and interviews of selected candidates by members of the Board. Recommendations of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in the Governance Principles. These criteria include business experience and skills, independence, distinction in their activities, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with Medtronic’s interests. The Corporate Governance Committee also considers any other relevant factors that it may from time to time deem appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee and other expertise and the evaluation of all prospective nominees.

After completing interviews and the evaluation process, the Corporate Governance Committee makes a recommendation to the full Board as to persons who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Corporate Governance Committee and making such other evaluation as it deems appropriate.

Alternatively, shareholders intending to appear at the Annual Meeting to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Corporate Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Medtronic’s restated articles of incorporation, which are described under “Other Information — Shareholder Proposals and Director Nominations” below.

Technology and Quality Committee

•	Provides assistance to the Board concerning the allocation of Medtronic’s resources to those scientific and technological efforts that offer the greatest potential growth within the framework of Medtronic’s corporate objectives

•	Provides assistance concerning the adequacy and relevancy of Medtronic’s scientific and technical direction and Medtronic’s efforts, policies and practices in development and quality programs to meet Medtronic’s objectives and requirements for growth

•	Reviews policies, practices, processes and quality programs concerning technological and product research

•	Reviews the results of and evaluates the effectiveness of Medtronic’s scientific and technological efforts and investments in developing new products and businesses

•	Annually reviews the progress on major scientific and technological programs

•	Evaluates Medtronic’s technological education, recognition and motivational programs and activities

Special Committee

In November 2005, the Board convened a Special Committee, comprised of Jack W. Schuler (Chair), Robert C. Pozen and Jean-Pierre Rosso, to oversee Medtronic’s response to a subpoena received from the Office of the United States Attorney for the District of Massachusetts relating to the fraud and abuse and federal Anti-Kickback statutes. For more information about this matter, please see Note 15 to Medtronic’s consolidated financial statements included in Medtronic’s Annual Report for fiscal year 2007.

Annual Meeting of the Shareholders

It is has been the longstanding practice of Medtronic for all directors to attend the Annual Meeting of Shareholders. All directors attended the last Annual Meeting.

Director Compensation

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2007. No additional compensation was provided to Messrs. Collins or Hawkins for their service as directors on the Board. Messrs. Calhoun and Powell were not members of the Board during fiscal year 2007 and, therefore, neither received nor earned fees, stock awards or option awards during fiscal year 2007.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards	Awards	Total

Mr. Anderson	$82,500	$70,000	$18,244	$170,744
Mr. Bonsignore	76,667	70,000	18,244	164,911
Dr. Brody	80,000	70,000	18,244	168,244
Dr. Gotto(1)	23,333	70,000	—	93,333
Dr. Jackson	70,000	70,000	18,244	158,244
Mr. Lenehan(2)	26,667	—	47,045	73,712
Ms. O’Leary	70,000	70,000	18,244	158,244
Mr. Pozen	80,000	70,000	52,682	202,682
Mr. Rosso	92,500	70,000	18,244	180,744
Mr. Schuler	85,833	70,000	18,244	174,077
Mr. Sprenger	70,000	70,000	18,244	158,244

(1)	Dr. Gotto retired from the Board and committees of the Board on which he served at the 2006 annual meeting. The fees shown for Dr. Gotto are fees earned and are prorated based upon his retirement from the Board in August 2006.

(2)	The fees shown for Mr. Lenehan are fees earned and are prorated based upon his appointment to the Board in January 2007. Mr. Lenehan did not receive a stock award in fiscal year 2007 since he was newly elected to the Board on January 18, 2007.

Fees Earned or Paid in Cash.  The fees earned or paid in cash column represents the amount of annual retainer and annual cash stipend for Board and committee service. The annual cash retainer for each director is $70,000. In addition, the Chairs of each of the Audit, Compensation, Technology and Quality, and Corporate Governance Committees receive an annual cash stipend of $10,000. The annual cash retainer and annual cash stipend are paid in two installments — in the middle and at the end of the plan year, which is September 1 to August 31. Members of the Special Committees are paid a cash fee of $2,500 at the end of each fiscal quarter. The annual cash retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year. The table on page 11 of this proxy statement under the section entitled “Committees of the Board and Meetings” shows on which committees the individual directors serve.

Stock Awards.  Directors are granted deferred stock units at the end of the plan year on August 31 in an amount equal to the annual retainer earned during that plan year divided by the average closing price of a share of Medtronic common stock for the last 20 trading days during the plan year. Dividends paid on Medtronic common stock are credited to a director’s stock unit account in the form of additional stock units. The balance in a director’s stock unit account will be distributed to the director in the form of shares of Medtronic common stock upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions. Amounts in the stock awards column show 100% of the grant date fair value of stock awards granted to each director in fiscal year 2007, which is recognized in the year of grant and equals the share-based compensation expense recognized in fiscal year 2007 for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) (disregarding forfeiture assumptions). For a discussion of the assumptions we use in calculating the amount recognized, see Note 11 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

Option Awards.  Directors are granted stock options at the beginning of the director plan year on September 1 equal to the amount of the annual retainer, $70,000, divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director. On the date he or she first becomes a director, each new non-employee director receives (1) a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer, or $140,000, divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option); and (2) a pro-rated stock option grant for a number of shares of Medtronic common stock equal to his or her annual retainer (pro-rated based on the number of days remaining in the plan year) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). Amounts in the option awards column represent the share-based compensation expense recognized in fiscal year 2007 for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 11 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

Directors received the following stock option grants during fiscal year 2007:

		Grant Date
Name	# of Shares	Fair Value

Mr. Anderson	1,493	$18,244
Mr. Bonsignore	1,493	18,244
Dr. Brody	1,493	18,244
Dr. Gotto	—	—
Dr. Jackson	1,493	18,244
Mr. Lenehan	2,586	35,920
	801	11,126
Ms. O’Leary	1,493	18,244
Mr. Pozen	1,493	18,244
Mr. Rosso	1,493	18,244
Mr. Schuler	1,493	18,244
Mr. Sprenger	1,493	18,244

All non-employee director stock options described above vest and are exercisable in full on the date of grant, except that a director initially appointed by the Board will not be entitled to exercise any stock option until the director has been elected to the Board by Medtronic’s shareholders. Amounts in the grant date fair value column represent the share-based compensation expense recognized in fiscal year 2007 for those stock option grants made during fiscal year 2007 for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions).

Stock Holdings.  Non-employee directors held the following restricted stock, stock options, and deferred stock units as of April 27, 2007:

	Restricted	Stock	Deferred
Non-Employee Director	Stock	Options	Stock Units

Mr. Anderson	—	20,476	4,785
Mr. Bonsignore	—	46,103	7,320
Dr. Brody	—	56,272	8,281
Dr. Jackson	—	16,797	5,460
Mr. Lenehan	—	3,387	—
Ms. O’Leary	—	36,399	6,520
Mr. Pozen	—	10,480	2,662
Mr. Rosso	—	50,952	7,691
Mr. Schuler	14,702	65,345	8,976
Mr. Sprenger	11,790	61,753	8,736

To more closely align their interests with those of shareholders generally, directors are encouraged to own stock of Medtronic in an amount equal to five times the annual Board retainer fees. In addition, each director must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination, as applicable.

Change in Plan Year.  Effective September 1, 2007, Medtronic will transition its director compensation program to correspond with its fiscal year, with a shortened year for the September 1, 2007 to April 25, 2008 period.

Deferrals.  Directors may defer all or a portion of their compensation through participation in Medtronic’s Capital Accumulation Plan, a nonqualified deferred compensation plan designed to allow participants to make contributions of their compensation before taxes are withheld and to earn returns or incur losses on those contributions based upon allocations of their balances to one or more investment alternatives, which are also investment alternatives that Medtronic offers its employees through its 401(k) supplemental retirement plan.

Charitable Giving.  As part of its overall program to promote charitable giving, The Medtronic Foundation matches gifts by Medtronic employees and directors to qualified educational institutions up to $7,000 per fiscal year. In addition, any individual who became a director prior to July 1, 1998 and who has served as a director for five or more years may recommend charitable institutions to which Medtronic will make a total contribution of $1 million at the time of the director’s death.

Complaint Procedure; Communications with Directors

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters. Our independent directors may also be contacted via e-mail at independentdirectors@medtronic.com. Our Lead Director may be contacted via e-mail at leaddirector@medtronic.com. Communications received from shareholders may be forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or otherwise inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.

Our Codes of Conduct

All Medtronic employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of Medtronic, through management or our legal counsel or by using Medtronic’s confidential compliance line. Our Code of Ethics for Senior Financial Officers, which is a part of the Code of Conduct, includes certain specific policies applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by our Chief Executive Officer. These policies relate to internal controls, the public disclosures of Medtronic, violations of the securities or other laws, rules or regulations and conflicts of interest. In 2004, the Board of Directors adopted a Code of Business Conduct and Ethics for members of the Board relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations and promotion of ethical behavior.

Our codes of conduct are published on our website, at www.medtronic.com under the Corporate Governance caption. We intend to disclose future amendments to, or waivers for directors and executive officers of, our codes of conduct on our website promptly following the date of such amendment or waiver.

SHARE OWNERSHIP INFORMATION

Significant Shareholders.  The following table shows information as of June 25, 2007, concerning each person who is known by us to beneficially own more than 5% of our common stock.

		Of Shares Beneficially
		Owned, Amount that
	Amount and Nature of	May Be Acquired	Percent
Name of Beneficial Owner	Beneficial Ownership	Within 60 Days	of Class

Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071(1)	119,062,290	N/A	10.4%
Wellington Management Company, LLP
75 State Street
Boston, MA 02109(2)	77,686,054	N/A	6.8%

(1)	The information for security ownership of this beneficial owner is based on amendment no. 1 to a Schedule 13G filed by Capital Research and Management Company on February 12, 2007. The shares reported are as a result of Capital Research and Management Company acting as investment adviser to various investment companies. Based upon 1,139,865,406 shares outstanding as of June 25, 2007 (in addition to 1,246,421 shares resulting from the assumed conversion of $69,900,000 principal amount of Medtronic’s 1.50% Convertible Senior Notes due April 2011 and 811,333 shares resulting from the assumed conversion of $45,500,000 principal amount of Medtronic’s 1.625% Convertible Senior Note due April 2013, which are included in both the denominator and numerator for beneficial ownership calculations), the shareholder beneficially owns approximately 10.4% of our shares outstanding.

(2)	The information for security ownership of this beneficial owner is based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2007. The shares reported are as a result of Wellington Management Company, LLP acting as investment advisor to various investment companies. Based upon 1,139,865,406 shares outstanding as of June 25, 2007, the shareholder beneficially owns approximately 6.8% of our shares outstanding.

Beneficial Ownership of Management.  The following table shows information as of June 25, 2007 concerning beneficial ownership of Medtronic’s directors, named executive officers identified in the Summary Compensation Table below, and all directors and executive officers as a group.

		Of Shares Beneficially
	Amount and Nature of	Owned, Amount that May Be
Name of Beneficial Owner	Beneficial Ownership(6)	Acquired Within 60 Days

Richard H. Anderson(1)	27,766	25,261
Michael R. Bonsignore	67,357	53,423
William R. Brody, M.D., Ph.D	76,750	64,553
David L. Calhoun	13,327	2,977
Arthur D. Collins, Jr.(2)	2,848,752	2,271,974
Michael F. DeMane	214,756	205,968
Gary L. Ellis	291,823	258,801
William A. Hawkins	329,621	298,452
Shirley Ann Jackson, Ph.D	22,457	22,257
James T. Lenehan	13,387	3,387
Stephen H. Mahle	852,537	620,838
Denise M. O’Leary	42,919	42,919
Kendall J. Powell	3,527	2,977
Robert C. Pozen(3)	37,842	13,142
Jean-Pierre Rosso	59,643	58,643
Jack W. Schuler(4)	245,376	74,321
Gordon M. Sprenger	138,070	70,489
Directors and executive officers as a group (29 persons)(5)	7,162,599	5,701,550

(1)	Mr. Anderson disclaims beneficial ownership of 25 shares that are owned by his minor son.

(2)	Mr. Collins disclaims beneficial ownership of 20,000 shares that are held by The Collins Family Foundation, a charitable trust of which he is one of the trustees.

(3)	Includes 24,700 shares owned jointly with Mr. Pozen’s spouse.

(4)	127,553 of these shares are pledged to a financial institution as collateral for a line of credit.

(5)	As of June 25, 2007, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately .63% of the shares outstanding.

(6)	Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable within 60 days (on or before August 24, 2007) and the right to receive shares for deferred stock units issued under the Medtronic, Inc. 1998 Outside Director Stock Compensation Plan within 60 days (on or before August 24, 2007) of a director’s resignation.

Section 16(a) Beneficial Ownership Reporting Compliance.  Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal year 2007 all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Medtronic’s common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), except as follows: Michael F. DeMane, Senior Vice President, failed to timely file a report for a sale of shares on November 21, 2006, due to Medtronic’s administrative oversight; Scott R. Ward, Senior Vice President and President, CardioVascular, failed to timely file a report for a sale of shares by his spouse on February 28, 2007, and a gift of shares to his spouse on January 6, 2004, due to an oversight by Mr. Ward’s advisors; and Mr. Bonsignore failed to timely file a report for a transfer of funds out of the Medtronic stock-based fund in Medtronic’s Capital Accumulation Plan on December 8, 2006, due to an administrative oversight. The reports were promptly filed when the errors were discovered.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation discussion and analysis describes all material elements of our compensation programs for our named executive officers during fiscal year 2007. The accompanying Summary Compensation Table and additional tabular disclosures complement and give substance to the information in the discussion and analysis.

The Compensation Committee of the Board of Directors has the primary authority and is the decision-making body on all matters of compensation related to our named executive officers. The Compensation Committee establishes the compensation philosophy and approves all aspects of the executive compensation program including plan design and administration. For more information on the Compensation Committee, its members and its duties as identified in its charter, you should refer to the section entitled “Committees of the Board and Meetings” beginning on page 11 of this proxy statement.

Compensation Program Objectives and Philosophy

The goal of our compensation program for named executive officers is to support and enhance the Medtronic Mission. Our Mission has been in place since 1960, and it drives every aspect of our business. Its principles, in a condensed version below, speak to:

•	Contributing to human welfare by application of biomedical engineering to develop instruments that alleviate pain, restore health and extend life;

•	Directing growth in the biomedical engineering field;

•	Striving without reserve for the greatest possible reliability and quality in our products and to be the unsurpassed standard of comparison and to be recognized as a company of dedication, honesty, integrity and service;

•	Making a fair profit to meet our obligations, sustain our growth and reach our goals;

•	Recognizing the personal worth of employees by providing an employment framework that allows personal satisfaction in work accomplished, security, advancement opportunities and means to share in the company’s success; and

•	Maintaining good citizenship as a company.

Our Mission lays the foundation for our unyielding standards for ethical and legal conduct and the utmost integrity in all of our activities. Our compensation program for named executive officers is aligned with these principles, and its objectives are established for this purpose. It is designed to:

•	Emphasize performance-based compensation;

•	Encourage strong financial performance by establishing challenging goals and leveraged incentive programs; and

•	Encourage executive stock ownership and alignment with shareholder interests by linking a meaningful portion of compensation to the value of Medtronic common stock.

Our philosophy is to position total compensation at a level that is commensurate with Medtronic’s size and performance relative to other leading medical device and pharmaceutical companies, as well as limited number of general industry companies. To do this, the Compensation Committee annually reviews the total compensation levels and mix of elements using public information from the peer group’s proxy statements and survey information from credible general industry surveys. The variable components of the program are designed to allow for market median pay for target performance, above-market median pay when performance is above target performance and below-market median pay when performance is below target performance. In addition, the equity components of the program align our executives with the interests of our shareholders and ensure that their total compensation will increase or decrease in direct correlation to the movement of our stock price.

Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise the Compensation Committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co. conducts an annual proxy review of total compensation for named executive officers. Frederic W. Cook & Co. also provides to the Compensation Committee relevant market data, updates on compensation trends, advice on program design and advice on specific compensation decisions for the Chief Executive Officer as well for other executives. Frederic W. Cook & Co. does not advise our management and only works with management with the express permission of the Compensation Committee. The consultant attended all of the Compensation Committee meetings in fiscal year 2007, as is Medtronic’s long-standing practice. The consultant also meets in executive session as requested at each meeting.

Role of Chief Executive Officer in Compensation Decisions

The chairman of the Compensation Committee, management and the independent compensation consultant retained by the Compensation Committee hold pre-meeting preparation telephone conferences prior to the three regularly scheduled committee meetings. In making their decisions, the Compensation Committee solicits views of our Chief Executive Officer on compensation matters as they relate to the compensation of members of senior management reporting to the Chief Executive Officer or the Chief Operating Officer.

Peer Companies

For fiscal year 2007, our peer group of fifteen companies included both direct and indirect competitors in the medical device and pharmaceutical field as well as other leading companies. This peer group was selected based on discussions and recommendations from our independent compensation consultant. Regularly, a comprehensive review takes place that includes an assessment of companies in the peer group as well as the size, performance and industry of companies outside the group. The peer group was selected such that Medtronic is at approximately the median in terms of several size measures such as revenues and market capitalization. The fiscal year 2007 peer group included:

Peer Companies

3M Abbott Laboratories Amgen Bard (C.R.) Baxter International	Becton Dickinson Biomet Boston Scientific Bristol-Meyers Squibb Genentech	Johnson & Johnson Lilly (Eli) St. Jude Medical Stryker Wyeth

In fiscal year 2007, there were no changes made to the peer group from the prior year. For fiscal year 2008, the peer group will change because at least one of the peers has been acquired by a private group of investors. In addition, in fiscal year 2008 the Compensation Committee intends to conduct one of its periodic comprehensive reviews of the peer group.

Elements of Compensation

The principal elements of the program consist of the following components:

•	Base salary;

•	Annual performance-based incentives; and

•	Long-term compensation in the form of stock options, performance-based restricted stock and restricted stock units, a cash-based long-term performance plan, and time-based restricted stock units.

In addition to the elements above, the following indirect elements are part of a company-wide benefits program:

•	Qualified retirement plans, supplemental retirement plans, and a nonqualified deferred compensation plan;

•	Business allowance in lieu of perquisites; and

•	Change of control agreements.

Each element is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as our overall compensation program.

Compensation Mix

The table below illustrates how the primary components of executive compensation (base salary, annual performance-based incentives and long-term compensation) for our named executive officers were allocated in fiscal year 2007. Comparisons are made between:

•	Annual vs. long-term compensation;

•	Performance-based vs. non-performance-based compensation; and

•	Equity-based vs. cash-based compensation.

				Not
			Performance-	Performance-
	Annual	Long-Term	Based	Based	Equity-Based	Cash-Based
Name	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation

Arthur D. Collins, Jr.	27%	73%	88%	12%	49%	51%
Gary L. Ellis	36	64	80	20	43	57
William A. Hawkins	36	64	82	18	43	57
Michael F. DeMane	34	66	81	19	44	56
Stephen H. Mahle	32	68	82	18	45	55

The information in the chart above demonstrates our pay philosophy, which emphasizes performance-based pay and sustained financial performance by focusing on long-term financial measures and stock performance. In doing so, we establish a strong link between our named executive officers and our shareholders. The percentages above are calculated based on total direct compensation (base salary, annual incentives and long-term incentives) excluding special time-based restricted stock awards and excluding compensation related to relocation or expatriate duties.

Base Salaries

With respect to base salaries, our objective is to establish salaries within a competitive range based on the market median base salary for our industry peer group. Establishing market competitive base salaries aids in the attraction and retention of top talent and allows us to develop a pay mix that appropriately reflects the market mix of fixed versus variable pay. The salary increases for named executives for fiscal year 2007 were based on a number of factors including:

•	Individual performance during the fiscal year;

•	Current salary relative to the market;

•	Past salary treatment;

•	The level of responsibility;

•	Business strategy;

•	Total compensation strategy; and

•	The scope and complexity of the position.

The Compensation Committee reviews and approves base salaries for named executives annually at its meeting in April following a review of the above criteria.

Base salary percentage increases for fiscal year 2007 and for fiscal year 2008 (to date) are shown below:

	Fiscal Year	Fiscal Year	Percent	Fiscal Year	Percent
Name	2006	2007	Increase	2008	Increase

Arthur D. Collins, Jr.	$1,175,000	$1,275,000	8.5	$1,275,000	—
Gary L. Ellis	475,000	525,000	10.5	600,000	14.3
William A. Hawkins	735,000	775,000	5.4	806,000	4.0
Michael F. DeMane	490,209	530,000	8.1	557,000	5.1
Stephen H. Mahle	572,000	595,000	4.0	620,000	4.2

The base salary increases in fiscal year 2007 were based on market data as provided through internal surveys as well as recommendations from the Compensation Committee’s external independent compensation consultant. Mr. Ellis received the highest base salary increase due to his recent promotion as Chief Financial Officer to align his base salary according to competitive market data. Mr. Collins’ base salary increase was determined for the period through the 2007 Annual Meeting, rather than for fiscal year 2007, so his annualized percentage increase was approximately 6.4%. Mr. DeMane’s base salary was increased to $500,000 in the middle of fiscal year 2006 upon his promotion to Senior Vice President and President, Europe, Canada, Latin America and Emerging Markets. The increase at the beginning of fiscal year 2007 from $500,000 to $530,000 was an increase of 6%. This and other fiscal year 2007 increases of 4% to 6% are within a range of general market movement for these positions and were made to bring the salaries in line with the competitive market median of the industry peer group.

Annual Performance-Based Incentives

We deliver annual performance-based incentives to our named executive officers though our Medtronic Incentive Plan (“MIP”). Our objective is to establish MIP award targets within a competitive range based on the market median annual incentives for our industry peer group. However, we establish an award range that allows above-market pay for above-market performance and below-market pay for below-market performance. It is important to note that our MIP award targets are set at competitive levels to allow us to attract and retain employees and offer a pay mix that is similar to that in the market in which we compete for talent.

Award Targets.  The Compensation Committee reviews, discusses and approves MIP award targets for named executive officers in June. Attainment of MIP award targets is approved on a preliminary basis by the Compensation Committee each April based on year-end forecasts and ratified again in June by the chairman of the Compensation Committee just prior to payout.

Our MIP award targets are established as a percentage of base salary earned during the fiscal year. No incentives are earned unless a minimum (threshold) Earning Per Share target is met. Minimum awards (at the threshold level of performance) are 50% of the target amount and maximum payouts for named executive officers are either 220% or 225% of the target amount. The chart below shows, as a percent of base salary, the minimum, target, and maximum awards under this plan.

	MIP Awards as Percent of Base Salary
	Threshold	Target	Maximum
Name	Performance	Performance	Performance

Arthur D. Collins, Jr.	60	120	264
Gary L. Ellis	38	75	165
William A. Hawkins	48	95	209
Michael F. DeMane	38	75	169
Stephen H. Mahle	40	80	180

Establishing market competitive cash incentives helps attract and retain high caliber talent, motivate and focus that talent on achieving aggressive financial performance objectives and reward that talent for achieving or exceeding our annual operating plan goals.

Performance Measures.  MIP award measures are reviewed and approved annually at the Compensation Committee’s June meeting. Financial measures are selected based on how effectively they impact, independently and together, the overall success of Medtronic.

The current financial measures for the portion of our plan based on corporate performance are Earnings Per Share, Revenue Growth and Return on Net Assets, with weights of 50%, 30%, and 20%, respectively. Earnings Per Share is an aggregate measure that focuses on growth and equity management, and reflects how well we deliver value to our shareholders from our business operations. Revenue growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve. Return on Net Assets measures our success at generating profits relative to our assets — that is, our ability to leverage our assets to create sustained growth. Target payouts for corporate measures for fiscal year 2007 were based on performance targets with the following ranges: 11% to 23% growth in Earnings Per Share, 10% to 15% revenue growth, and 16% to 20% return on net assets. These are reasonably aggressive goals as compared to our peer group of companies and, as such, fully support our compensation philosophy. In addition, an Earnings Per Share threshold equal to 90% of target was used and was set at the prior year’s actual results — so any drop in Earnings Per Share would result in no payouts under this plan.

All of Mr. Collins’ MIP is based on these corporate performance measures. The remaining named executive officers have a portion of their MIP based on corporate measures and a portion based on individual performance as evaluated by our Chief Executive Officer or Chief Operating Officer — a category that takes into account all aspects of their job and includes non-financial areas such as talent management, quality and regulatory successes, and strategic initiatives. The chart below shows the apportionment of MIP for the named executive officers among the various performance measures for fiscal year 2007:

			Europe, Canada,
			Latin America &
	Corporate	Individual	Emerging Markets	CRDM
Name	Performance	Performance	Performance	Performance

Arthur D. Collins, Jr.	100%	—	—	—
Gary L. Ellis	75	25%	—	—
William A. Hawkins	75	25	—	—
Michael F. DeMane	25	25	50%	—
Stephen H. Mahle	25	25	—	50%

Mr. Mahle and Mr. DeMane have a portion of their MIP based on the performance of the business units they lead. For fiscal year 2007, those business unit measures included Revenue Growth, Earnings before Interest and Taxes, Market Share (for Mr. Mahle only), Days Sales Outstanding (for Mr. DeMane only), and Weeks of Inventory. The latter two measures reflect how well we are managing specific assets — accounts receivable and inventory. Earnings Before Interest and Taxes is what we use as one broad measure of business unit results; similar to the Earnings Per Share measure used on a corporate-wide basis.

In establishing our performance measure targets, we consider a number of factors, including prior performance, forecast performance, and industry expectations. We look to our annual operating plan and to the level of performance required to meet our stated objectives. We take into account current platforms and timeline for the approval and introduction of new products. Finally, we look to the competitive market and estimate regulatory and legal influences, as well as economic trends.

Fiscal Year 2007 Award Payments.  For fiscal year 2007, corporate Earnings Per Share and Revenue Growth performance were below target. Corporate Earnings Per Share exceeded the minimum threshold amount required for an award. Return on Net Assets was above target, resulting in overall corporate performance at 67% of target. Cardiac Rhythm Disease Management performance was at 9% of target and Europe, Canada, Latin America and Emerging Markets group performance was 183% of target. Individual performance for all named executive officers (excluding Mr. Collins, who does not have this measure) was between 67% and 100% of target.

Award payments to named executive officers are highlighted below:

	Award	Percentage of
Name	Payments	Target

Arthur D. Collins, Jr.	$1,020,000	67
Gary L. Ellis	295,313	75
William A. Hawkins	490,963	67
Michael F. DeMane	529,470	133
Stephen H. Mahle	219,793	46

Long-Term Compensation

Long-term compensation allows us to provide incentives and rewards to those employees who are responsible for the strategic and long-term success of the company. Our objective is to align the actions of our named executive officers with the interests of shareholders, link a significant portion of their compensation to sustained financial results and growth in stock price, provide a competitive total compensation package, and aid in the attraction and retention of top talent. We provide our named executives with four types of long-term compensation:

•	Stock options;

•	Performance-based restricted stock or restricted stock units;

•	A cash-based long-term performance plan; and

•	Time-based restricted stock units.

A goal of our program is to establish aggregate long-term compensation pay targets within a competitive range based on the median long-term incentives of our industry peer group of companies. We establish a pay range that allows aggregate payouts that are above market median pay for above target performance and below market median pay for below target performance.

Another goal of our long term compensation program is to provide a balance among the individual program components. Our program delivers a mix of rewards with differing leverage and delivery methods to appropriately capture the unique benefits of these different programs. Our goals are to achieve an equal balance among the three primary components of the program (stock options, performance-based restricted stock or restricted stock units, and performance-based cash) and to use time-based restricted stock in more limited circumstances for special recognition and retention purposes. This mix of long-term incentives, introduced in fiscal year 2007, is similar to the mix of our peer group. By maintaining an equal balance of the three primary components, we underscore the importance of all of them. This supports our overall compensation philosophy and objectives — to reinforce alignment with shareholder interests, encourage strong financial performance through aggressive goals and highly leveraged programs, and emphasize performance-based compensation.

Award Targets.  The Compensation Committee reviews, discusses and approves all long-term compensation pay targets for named executives in June after discussing and reviewing a comprehensive annual proxy executive compensation study provided by our external independent consultant. Once the market median long-term incentive compensation of the peer group of companies is determined for each named executive officer, that amount is allocated equally among the three primary components to establish the award targets for stock options, performance-based restricted stock, and the long-term performance plan.

Stock Options.  Stock options provide value only when the price of the stock appreciates over the grant price. This helps ensure a strong link between our executives and our shareholders.

As discussed above, stock option grant guidelines are approved by the Compensation Committee in June following a review of competitive market data. Once the target grant guidelines are established, the Compensation Committee approves a range that allows for an award amount of 50% to 200% of that target guideline amount. Our annual stock option grants to named executive officers are made at the beginning of our third quarter and may be above or below the target amounts based on individual performance. All stock option grants have an exercise price that is equal to the closing market price of our shares on the date of grant, have a term of ten years and generally vest in equal increments of 25% each year beginning one year after the date of grant.

For fiscal year 2007, stock options awards were granted at target grant guideline amounts to all of the named executive officers and accounted for approximately 24% of total compensation for our Chief Executive Officer and approximately 22% to 23% of total compensation for the remaining named executive officers.

Performance-Based Restricted Stock/Restricted Stock Units.  Performance-based restricted stock or restricted stock units are used to focus executives on a key financial goal, diluted earnings per share, align them with shareholder interests, and aid in the attraction and retention of top talent.

As discussed above, performance-based restricted stock and restricted stock unit grant targets for named executive officers are approved by the Compensation Committee in June following a review of our peer companies. Actual grants are made at the beginning of our third quarter and are equal to the grant targets (unlike stock options, there is no grant range provided). All performance-based restricted stock/restricted stock unit grants are made at a price equal to the closing market price of our shares on the date of grant and “cliff vest” 100% three years after the date of grant if the applicable performance goal is achieved. Performance-based restricted stock was first introduced in fiscal year 2007 to replace a portion of named executive officer stock option awards using an exchange factor of one performance-based restricted share for every four stock options.

The performance goal that must be achieved for the fiscal year 2007 performance-based restricted stock/restricted stock unit grants to vest is cumulative diluted earnings per share growth of 9% each year over three years. Diluted earnings per share is an appropriate measure of overall financial well being. Performance is measured over the three consecutive fiscal years beginning with the fiscal year during which the grant is made. If the performance goal is achieved, the stock will cliff vest 100% on the third anniversary of the date of grant. If the performance goal is not met, none of the awards vest.

The determination as to whether a named executive officer receives a grant of performance-based restricted stock versus restricted stock units is made based on the country of origin and country of residence of the named executive officers and related tax consequences. Named executive officers who receive performance-based restricted stock also receive dividends on those awards, while those receiving performance-based restricted stock units receive dividend credits that vest and are distributed along with the vesting of the original award. In addition, named executive officers with performance-based restricted stock have voting rights on those shares during the vesting period while those with performance-based restricted stock units do not. The two forms of award are similar in other respects.

For fiscal year 2007, performance-based restricted stock/restricted stock unit awards were delivered at target grant amounts to all of the named executive officers and accounted for approximately 24% of total compensation for Art Collins and approximately 21% to 23% of total compensation for the remaining named executive officers. Mr. DeMane was the only named executive officer to receive performance-based restricted stock units rather than performance-based restricted stock, and this was due to his status as a Swiss-based executive in fiscal year 2007 and the related tax consequences of performance-based restricted stock

Cash-Based Long-Term Performance Plan.  Our objective with our Long-Term Performance Plan (“LTPP”) is to maintain the alignment of our named executive officers’ goals with our long-term financial performance goals. We feel this approach focuses our executives on sustained achievement of financial targets that are critical to our long-term success.

As discussed above, our LTPP grant targets for named executive officers are approved annually by the Compensation Committee in June following a review of our peer groups. Grants are made annually for overlapping three-year performance periods. Calculations of final awards are reviewed by the Compensation Committee each April based on year-end forecasts and confirmed in June by the Chairman of the Compensation Committee just prior to payout. For the 2007-2009 phase of the LTPP, no incentives are earned unless two thresholds of Earnings Per Share and Return on Net Assets are met. Minimum payouts (at the threshold level of performance) are 20% of the target amount and maximum payouts are 180% of the target amount. The minimum, target and maximum payouts to our named executive officers can be found in the Grants of Plan-Based Awards table on page 36 of this proxy statement.

The LTPP performance measures are the same performance measures as those described in the section entitled “Performance Measures” on page 25 of this proxy statement except the LTPP performance is measured over three fiscal years. For the LTPP, performance measure targets are set at or close to the same level as our long-term financial objectives. Target payouts for the fiscal year 2007 to fiscal year 2009 period are based on performance targets with the following ranges: average growth in Diluted Earnings Per Share of 9% to 17% per year over three years, average revenue growth of 8% to 16% per year over three years, and average return on net assets of 12% to 20% over three years. In setting our performance measure targets, we consider a number of items — the most important of which is our strategic plan, which takes into account our current product lines and our timeline for the approval and introduction of new products.

For fiscal year 2007, Long-Term Performance Plan awards were granted at target amounts to all of the named executive officers and accounted for approximately 24% of total compensation for our Chief Executive Officer and approximately 21% to 23% of total compensation for the remaining named executive officers.

Fiscal year 2007 was also the final year of the 3-year performance period for the fiscal year 2005 through fiscal year 2007 phase of the Performance Share Plan, the predecessor to the LTPP. This predecessor plan was similar in design to the current LTPP except the plan was denominated in performance shares and the payout was 50% in cash and 50% in Medtronic stock. The dollar value of the final awards to named executive officers for the fiscal year 2005 to fiscal year 2007 phase of the Performance Share Plan were as follows:

Name	Cash Award	Stock Award	Total Award

Arthur D. Collins, Jr.	$703,565	$703,565	$1,407,130
Gary L. Ellis	105,665	105,665	211,330
William A. Hawkins	328,344	328,344	656,688
Michael F. DeMane	163,252	163,252	326,504
Stephen H. Mahle	206,397	206,397	412,794

The Stock Awards Column in the Summary Compensation Table includes the share-based compensation expense recognized in accordance with FAS 123(R) in fiscal year 2007 rather than the amounts shown in the table above.

Time-Based Restricted Stock Units.  Grants of time-based restricted stock units are periodically made to named executive officers for strategic reasons such as attraction, promotion, succession planning, special recognition and retention. While vesting on these awards is generally three- to five-year cliff vesting, specific circumstances will dictate the terms of these grants. All time-based restricted stock unit grants are made at a price equal to the closing market price of our shares on the date of grant.

During fiscal year 2007, our named executive officers received the following grants of time-based restricted stock units:

		Number of	Vesting
Name	Face Value of Grant	Units	Provisions	Dividend Treatment

Gary L. Ellis	$1,000,043	19,795	100% on fourth anniversary of grant date	Receives dividend credits
William A. Hawkins	2,000,014	40,775	100% on third anniversary of grant date	Receives dividend credits
Michael F. DeMane	2,000,014	40,775	100% on third anniversary of grant date	Receives dividend credits

These grants were made for strong leadership and/or retention related to succession planning.

Adjustments for Special Charges

Medtronic’s performance-based plans require that when special charges (such as certain litigation, restructuring charges and in-process research and development charges) significantly impact operating income, this impact be reviewed and evaluated by the Compensation Committee and potentially excluded in determining financial performance. The plans define significant as an impact in the “general amount of 5% of the operating income in the year incurred.” The intent of this standard is to allow decisions of material strategic importance to be made by Management without undue concern for impact on compensation.

In accordance with Medtronic’s policy, for fiscal year 2007 a number of items were excluded from Medtronic’s results for the purposes of calculating performance on short-term and long-term incentive programs and the Medtronic, Inc.’s Savings and Investment Plan. These exclusions had no net impact on payments made under these programs.

Qualified Retirement Plans

Medtronic has three types of pension plans. Our original pension plan is a defined benefit, tax qualified retirement plan covering most U.S. employees who began employment with Medtronic prior to May 1, 2005. Recently, we implemented two new alternative plans for employees hired on or after May 1, 2005, a defined benefit plan, the Personal Pension Account, and a defined contribution plan, the Personal Investment Account. Additional details regarding the pension plans are provided on page 42 of this proxy statement.

Supplemental Retirement Plans

Medtronic provides a Supplemental Executive Retirement Plan benefit. This plan is a nonqualified plan which is designed to provide all eligible employees, including the named executive officers, with benefits which supplement those provided under certain of the tax qualified plans maintained by Medtronic. Designed to provide a consistent level of benefit as a percentage of covered compensation for all employees, the Supplemental Executive Retirement Plan restores benefits lost under the Personal Pension Account, Personal Investment Account or the Medtronic Retirement Plan due to covered compensation limits established by the IRS. The Plan also restores benefits for otherwise eligible compensation deferred into the Medtronic, Inc. Capital Accumulation Plan Deferral Program (the “Capital Accumulation Plan”). The Capital Accumulation Plan uses the same benefit formula as the qualified plan and includes the same elements of compensation included in the qualified plan in addition to compensation deferred into our Capital Accumulation Plan. As such, the plan provides employees with no greater benefit than they would have received under the qualified plan were it not for the covered compensation limits and deferrals into our Capital Accumulation Plan. Lost 401(k) benefits are not restored under this plan.

Nonqualified Deferred Compensation Plan

Our objective is to provide all eligible employees, including our named executive officers, with a market competitive nonqualified deferred compensation program through the Capital Accumulation Plan. Our plan allows named executive officers to make voluntary deferrals from their income. There is no company contribution other than a credit of gain/loss related to the investment allocation choices made by the participants. For fiscal year 2007, the Capital Accumulation Plan is summarized below. Named Executive Officers can defer compensation according to the following guidelines:

Eligible Compensation	Named Executive Officers can defer from
• Base Salary (up to 50)%
• Annual Incentive (specific dollar amount up to 100)%
• Long-Term Incentive (Long-Term Performance Plan — specific dollar amount up to 100)%
Deferral Commitment	Separate deferral commitment for each calendar year and each category of compensation.
Account Distribution	Separate distribution elections are made for each deferral commitment. Named executive officers may elect
• Distribution on a specific date (as long as that date is at least 5 years beyond the period of the deferral)
• Distribution at retirement, in the form of a lump sum distribution or installments over 5, 10, or 15 years
All CAP distributions are made in cash
Interest Crediting Method	Named executive officers choose how to direct their deferrals among 11 investment alternatives — all of which are offered in the Medtronic Supplemental Retirement Plan available to all eligible Medtronic U.S. employees.

Business Allowance and Perquisites

We provide our named executive officers with a market competitive business allowance rather than perquisites such as an automobile program, financial and tax planning, and country club memberships. In addition, we pay up to $2,000 for the cost of an annual executive physical that exceeds coverage provided by the executive’s medical plans. We offer these opportunities to aid in the attraction and retention of top talent. For named executive officers on expatriate assignments, rather than providing a business allowance, we pay for certain housing and related living costs. These amounts are sometimes a significant part of an expatriate’s total compensation. Additional items included in the “all other compensation” column of our summary compensation table are explained in greater detail following that table. For fiscal year 2007, we provided the following business allowances and expatriate benefits for our named executive officers:

	Business Allowance and Perquisites
Name	(or Expatriate Benefits)

Arthur D. Collins, Jr.	Business Allowance: $	40,000
Gary L. Ellis	Business Allowance: $	24,000
William A. Hawkins	Business Allowance: $	30,000
Michael F. DeMane	Expatriate Benefits: $	862,075	(1)
Stephen H. Mahle	Business Allowance: $	24,000

(1)	Additional details on the expatriate benefits for Mr. DeMane are shown following the Summary Compensation Table on page 34 of this proxy statement.

Change of Control Agreements

The principal reasons for providing compensation in a change of control situation are two-fold: (1) To protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) To help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the company. Our change of control provisions support these principles. We believe that the interests of shareholders will be best served if the interests of our executive officers are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential mergers or transactions that may be in the best interest of shareholders.

For fiscal year 2007, our change of control agreements for our named executive officers provided the following:

Agreement Provision	Description

Severance Triggers	Termination by Medtronic other than for Cause or Disability
Termination by the Executive for Good Reason
Termination by the Executive for any reason during 30-day period following first anniversary of change of control
Severance Benefits	3X base and bonus (2X if voluntary termination during 30-day period following the first anniversary of the change of control)
Accrued salary, annual and long-term incentives (pro-rata payout on incentives)
Continuation of certain insurance and welfare plan benefits for a period of time not exceeding three (or in certain cases two) years
Full excise tax gross up, if applicable

Our change of control agreements are discussed in more detail in the “Employment and Change of Control Arrangements” section below. We do not have employment contracts other than those associated with a change of control.

Stock Retention Requirements

The Compensation Committee has approved the implementation of stock retention requirements. The Chief Executive Officer must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises and 75% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. Other named executive officers must retain, for a period of three years, 50% of the net after-tax profit shares realized from option exercises or 50% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and applicable taxes. For share issuances, net gain shares are those shares remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement/termination.

Modified stock retention guidelines apply to shares awarded to Mr. DeMane in fiscal year 2007 because he was a Swiss-based executive at this time. The modified guidelines allow Mr. DeMane to satisfy holding requirements by demonstrating ownership of an equivalent number of shares rather than holding shares from specific awards, which due to Swiss tax regulations would result in severe tax consequences.

As of April 27, 2007, all executive officers were in compliance with the stock retention requirements.

Tax and Accounting Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that the Company may not deduct compensation of more than $1 million that is paid to certain individuals. In carrying out its duties, the Compensation Committee makes all reasonable attempts to comply with the $1 million deduction limitation for executive compensation, unless the Compensation Committee determines that such compliance in given circumstances would not be in the best interests of Medtronic and its shareholders. Mr. Collins defers the portion of his base salary that is over $1 million. Other major components of his fiscal year 2007 total direct compensation are performance-based and therefore not subject to the $1 million limit under Section 162(m) of the Internal Revenue Code of 1986.

Beginning in the first quarter of fiscal year 2007, the Company began accounting for stock-based awards in accordance with the requirements of FASB Statement 123(R) by using the “modified prospective” method of application. Under the “modified prospective” method, compensation cost is recognized prospectively for both new grants issued subsequent to the date of adoption, and all unvested awards outstanding at the date of adoption.

The nonqualified deferred compensation plan described above is a plan that qualified under section 409A of the Internal Revenue Code.

Medtronic Stock Grant Policy and Practice

All employee stock awards, which include restricted stock grants, restricted stock units and stock options, are approved either by the Compensation Committee of the Board or the internal stock committee (the “ISC”). The Compensation Committee approves all stock awards to its executive officers as well as all awards which cannot be delegated to the ISC due to the size of the award. The ISC, which includes the Chief Executive Officer, the Chief Operating Officer and the Senior Vice President of Human Resources, approves all other stock awards.

In the past, Medtronic’s stock grants were effective on the date of the approval (either the date of the Compensation Committee meeting or the date the ISC resolutions are signed). However, in some cases, such as those contingent on a future date of employment, grants were made on a future effective date that was specifically identified in the resolutions at the time of approval.

Beginning in fiscal year 2007, Medtronic adopted a policy of making stock and option grants only four times each year. Grants are to be made on the first business day of each fiscal quarter for all grants approved by the Compensation Committee or the ISC during the preceding quarter.

The fair market value or exercise price on all Medtronic stock awards is established in the Medtronic, Inc. 2003 Long-Term Incentive Plan as the closing sale price of shares on the New York Stock Exchange on the date of grant. Medtronic has priced stock awards consistent with the plan and no backdating of stock options has occurred.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:

Richard H. Anderson, Chair Michael R. Bonsignore Jean-Pierre Rosso	Jack W. Schuler Gordon M. Sprenger

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation awarded to, earned by or paid to the Company’s chief executive officer, chief financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”) during fiscal year 2007. You should refer to the section entitled “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement to understand the elements used in setting the compensation for our named executive officers. A narrative description of the material factors necessary to understand the information in the table is provided below.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position(1)	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total

Arthur D. Collins, Jr.	2007	$1,275,000	$2,322,420	$5,985,461	$1,020,000	$849,071	$48,678	$11,500,630
Chairman and Chief Executive Officer
Gary L. Ellis	2007	525,000	462,861	534,401	295,313	167,499	33,184	2,018,258
Senior Vice President and Chief Financial Officer
William A. Hawkins	2007	775,000	1,726,476	1,261,157	490,963	119,907	38,809	4,412,312
President and Chief Operating Officer
Michael F. DeMane	2007	530,000	1,680,638	878,660	529,470	92,371	870,752	4,581,891
Senior Vice President
Stephen H. Mahle	2007	595,000	880,465	1,645,264	219,793	562,898	33,290	3,936,710
Executive Vice President & President, Cardiac Rhythm Disease Management

(1)	At the Annual Meeting, Mr. Collins is expected to resign as Chief Executive Officer of Medtronic, Mr. Hawkins is expected to be named President and Chief Executive Officer of Medtronic and Mr. DeMane is expected to be named Chief Operating Officer of Medtronic.

Salary.  The salary column represents the base salary earned by the named executive officer during fiscal year 2007. This column includes any amounts that the officer may have deferred under the Capital Accumulation Plan, which is included in the nonqualified deferred compensation table on page 43. Each of the named executive officers also contributed a portion of his salary to the Medtronic, Inc. Savings and Investment Plan.

Stock Awards.  The stock awards column represents the dollar amount of share-based compensation expense recognized in fiscal year 2007 for restricted stock and restricted stock units (including performance-based restricted stock and performance-based restricted stock units) (collectively, “restricted stock awards”) granted to each of the named executive officers and share-based compensation recognized in fiscal year 2007 relating to the equity-based portions of our long-term performance plan (formerly our performance share plan), which includes long-term incentive compensation for the fiscal year 2005 to fiscal year 2007 and fiscal year 2006 to fiscal year 2008 periods. This compensation was recognized for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 11 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

Option Awards.  The option awards column represents the dollar amount of share-based compensation expense recognized in fiscal year 2007 for stock option awards granted to each of the named executive officers for financial statement reporting purposes in accordance with SFAS No. 123(R) (disregarding forfeiture assumptions). For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 11 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

Non-Equity Incentive Plan Compensation.  This column reflects the full Medtronic, Inc. incentive plan cash payment earned by the named executive officers during fiscal year 2007 and payable in June 2007. This column includes any amounts that the officer may have deferred under the Capital Accumulation Plan. These deferrals are not included in the nonqualified deferred compensation table on page 43 of this proxy statement because the payment was made after the end of fiscal year 2007.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  This column includes the estimated aggregate increase in the accrued pension benefit under Medtronic’s defined benefit pension plan. Assumptions are described in Note 13 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

Also included is $1,473 in above-market earnings on Mr. Mahle’s deferred compensation earnings.

All Other Compensation.  The all other compensation column includes the following:

•	$8,580 contributed by Medtronic to match named executive officer contributions to their Medtronic’s 401(k) supplemental retirement plan;

•	a business allowance, paid in lieu of perquisites, in the amounts of $40,000 to Mr. Collins, $30,000 to Mr. Hawkins, and $24,000 to Messrs. Ellis and Mahle;

•	payments to Mr. DeMane in the amount of $862,075 related to his expatriate assignment in Europe (including tax gross-ups for the payment of taxes); and

•	up to $2,000 in reimbursement for an annual physical examination.

No named executive officers other than Mr. DeMane received perquisites having a value of $10,000 or more. Of the $862,075 relating to Mr. DeMane’s expatriate assignment in Europe, $377,961 was for foreign-income tax payments, $199,365 was in the form of a host housing allowance and for interim living expenses, $79,103 was for family education expenses and $23,024 was related to tax gross-up payments for Mr. DeMane. Additional categories of expatriation expense are a cost of living differential, an automobile allowance, payments for home leave and a family allowance, payments for storage, financial planning payments and miscellaneous assignment-related expenses. All incremental costs were calculated by reference to the actual amount paid by Medtronic for fiscal year 2007. Medtronic pays Mr. DeMane portions of his compensation in Swiss Francs, which is converted based on published market exchange rates as determined on a quarterly basis.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes all plan-based award grants to each of the named executive officers during fiscal year 2007. You should refer to the Compensation Discussion and Analysis sections entitled “Annual Performance-Based Incentives” on page 24 and “Long-Term Compensation” beginning on page 26 to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

		Estimated Possible Payouts
		Under Non-Equity
		Incentive Plan Awards
	Award	Threshold	Target	Maximum
Name	Type	($)	($)	($)

Arthur D. Collins, Jr.	MIP	765,000	1,530,000	3,000,000
	LTPP	500,000	2,500,000	4,500,000
Gary L. Ellis	MIP	196,875	393,750	866,250
	LTPP	110,000	550,000	990,000
William A. Hawkins	MIP	368,125	736,250	1,619,750
	LTPP	180,000	900,000	1,620,000
Michael F. DeMane	MIP	198,750	397,500	894,375
	LTPP	120,000	600,000	1,080,000
Stephen H. Mahle	MIP	238,000	476,000	1,071,000
	LTPP	150,000	750,000	1,350,000

				Estimated	All Other	All Other
				Future	Stock	Option	Exercise
				Payouts	Awards:	Awards:	or Base	Grant Date
				Under Equity	Number of	Number of	Price of	Fair Value
				Incentive Plan	Shares of	Securities	Option	of Stock
	Award	Grant	Approve	Awards	Stock or	Underlying	Awards	and Option
Name	Type	Date	Date	Target (#)	Units (#)	Options (#)	($/Sh)	Awards

Arthur D. Collins, Jr.	OPT	10/30/06	10/18/06	—	—	184,805	48.70	2,263,861
	PBRSA	10/30/06	10/18/06	51,335	—	—	—	2,500,015
Gary L. Ellis	OPT	10/30/06	10/18/06	—	—	41,068	48.70	503,083
	PBRSA	10/30/06	10/18/06	11,294	—	—	—	550,018
	RSU	07/31/06	06/22/06	—	19,795	—	—	1,000,043
William A. Hawkins	OPT	10/30/06	10/18/06	—	—	67,762	48.70	830,085
	PBRSA	10/30/06	10/18/06	18,481	—	—	—	900,025
	RSU	05/15/06	05/02/06	—	40,775	—	—	2,000,014
Michael F. DeMane	OPT	10/30/06	10/18/06	—	—	45,175	48.70	553,394
	PBRSU	10/30/06	10/18/06	12,321	—	—	—	600,033
	RSU	05/15/06	05/02/06	—	40,775	—	—	2,000,014
Stephen H. Mahle	OPT	10/30/06	10/18/06	—	—	55,442	48.70	679,165
	PBRSA	10/30/06	10/18/06	15,401	—	—	—	750,029

MIP = Annual performance-based plan award granted under the Medtronic, Inc. Executive Incentive Plan
LTPP = Long-term performance plan award granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan
OPT = Nonqualified stock options granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan
PBRSA = Performance-based restricted stock granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan
PBRSU = Performance-based restricted stock units granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan
RSA = Restricted stock awards granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan
RSU = Restricted stock units granted under the Medtronic, Inc. 2003 Long-Term Incentive Plan

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.  Amounts in these columns represent future cash payments under the 2007-2009 Long-Term Performance Plan and cash payments made in June 2007 under the annual performance-based plan for fiscal year 2007 at threshold, target and maximum performance. The Long-Term Performance Plan provides for annual grants that are earned over a three-year period. Upon meeting a minimum performance threshold, awards under the Long-Term Performance Plan can range from 20% to 180% of the original grant based on company performance relative to the following metrics: three-year cumulative diluted earnings per share, three-year average annual revenue growth and three-year average after-tax return on net assets. Similarly, the Medtronic Incentive Plan provides for annual grants based upon meeting a minimum performance threshold. Awards under the Medtronic Incentive Plan can range from 50% to 225% of the original determination based on both company performance relative to diluted earnings per share, average annual revenue growth and average after-tax return on net assets in fiscal year 2007 and, for all named executive officers except for the chief executive officer, on individual performance as evaluated by our chief executive officer and/or chief operating officer. The maximum award under the Plan is $3,000,000.

Estimated Future Payouts Under Equity Incentive Plan Awards.  Amounts in this column represent grants of performance-based restricted stock, all of which have an October 30, 2006 grant date. Performance-based restricted stock grants vest 100% on the third anniversary of the date of grant assuming that Medtronic achieves a minimum three-year cumulative diluted earnings per share threshold.

All Other Stock Awards.  Amounts in the all other stock awards column represents grants of restricted stock or restricted stock units.

All Other Option Awards/Exercise or Base Price of Option Awards.  The exercise or base price of all option awards is the closing market price of Medtronic common stock on the date of grant. Option awards vest 25% on each anniversary of the date of grant over a four year period.

Grant Date Fair Value of Stock and Option Awards.  This column represents the grant date fair value of each equity award granted in fiscal year 2007 computed in accordance with SFAS No. 123(R). For a discussion of the assumptions we use in calculating the amount recognized, see Note 11 to our consolidated financial statements in our annual report for fiscal year 2007 accompanying this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below reflects all outstanding equity awards made to each of the named executive officers that are outstanding at the end of fiscal year 2007. The market or payout value of unearned shares, units or other rights that have not vested equals $53.60, which was the closing price of Medtronic’s common stock on the NYSE on April 27, 2007 and for performance-based restricted stock and for performance share plan awards presumes that the target performance goals are met.

	Option Awards					Stock Awards
									Equity Incentive
									Plan Awards:
		Number of							Unearned Shares,
		Securities							Units or Other
		Underlying					Shares or Units of		Rights That Have
		Unexercised					Stock That Have		Not Vested
		Options(#)		Option	Option		Not Vested			Market
	Option	Exer-	Unexer	Exercise	Expiration	Grant		Market		or Payout
Name	Grant Date	cisable	cisable	Price	Date	Date	Number	Value	Number	Value

Arthur D. Collins, Jr.	08/11/1997	500,000		$23.36	08/11/2007	10/24/2002	44,574	$2,389,166
	10/29/1997	69,566		21.56	10/29/2007	10/23/2003	43,469	2,329,938
	05/01/1998	30,190		26.50	05/01/2008	10/21/2004	40,000	2,144,000
	10/28/1998	70,520		31.91	10/28/2008	10/19/2005	35,249	1,889,346
	04/28/1999	10,656		37.59	04/28/2009	04/30/2005			14,240	$763,264
	05/01/1999	99,204		35.97	05/01/2009	10/30/2006			51,335	2,751,556
	10/27/1999	120,755		33.13	10/27/2009
	04/30/2000	100,658		51.94	04/30/2010
	10/26/2000	116,223		51.63	10/26/2010
	04/27/2001	61,589		44.25	04/27/2011
	10/25/2001	298,851		43.50	10/25/2011
	04/26/2002	27,821		43.81	04/26/2012
	10/24/2002	289,726		44.87	10/24/2012
	04/25/2003	34,098		48.08	04/25/2013
	10/23/2003	211,911	70,637	46.01	10/23/2013
	04/30/2004	42,927		50.46	04/30/2014
	10/21/2004	130,000	130,000	50.00	10/21/2014
	10/19/2005	57,279	171,837	56.74	10/19/2015
	10/30/2006		184,805	48.70	10/30/2016
Gary L. Ellis	10/29/1997	18,552		21.56	10/29/2007	06/24/2005	9,485	508,396
	05/01/1998	4,530		26.50	05/01/2008	07/31/2006	19,795	1,061,012
	10/28/1998	12,538		31.91	10/28/2008	04/30/2005			3,454	185,134
	04/28/1999		2,618	37.59	04/28/2009	10/30/2006			11,294	605,358
	05/01/1999	13,328		35.97	05/01/2009
	10/27/1999	19,623		33.13	10/27/2009
	04/30/2000	23,590		51.94	04/30/2010
	10/26/2000	17,434		51.63	10/26/2010
	04/27/2001	15,579		44.25	04/27/2011
	10/25/2001	32,184		43.50	10/25/2011
	04/26/2002	5,257		43.81	04/26/2012
	10/24/2002	33,430		44.87	10/24/2012
	04/25/2003	7,189		48.08	04/25/2013
	10/23/2003	24,451	8,151	46.01	10/23/2013
	04/30/2004	4,246		50.46	04/30/2014
	10/21/2004	15,000	15,000	50.00	10/21/2014
	10/19/2005	9,252	27,759	56.74	10/19/2015
	10/30/2006		41,068	48.70	10/30/2016

	Option Awards					Stock Awards
									Equity Incentive
									Plan Awards:
		Number of							Unearned Shares,
		Securities							Units or Other
		Underlying					Shares or Units of		Rights That Have
		Unexercised					Stock That Have		Not Vested
		Options(#)		Option	Option		Not Vested			Market
	Option	Exer-	Unexer	Exercise	Expiration	Grant		Market		or Payout
Name	Grant Date	cisable	cisable	Price	Date	Date	Number	Value	Number	Value

William A. Hawkins	01/07/2002	82,305		48.60	01/07/2012	08/28/2003	30,334	1,625,902
	01/07/2002	36,214		48.60	01/07/2012	05/15/2006	40,775	2,185,540
	10/24/2002	49,031		44.87	10/24/2012	04/30/2005			6,770	362,872
	10/23/2003	48,903	16,301	46.01	10/23/2013	10/30/2006			18,481	990,582
	10/21/2004	50,000	50,000	50.00	10/21/2014
	04/29/2005	7,591		52.70	04/29/2015
	04/29/2005	5,462		52.70	04/29/2015
	10/19/2005	18,946	56,839	56.74	10/19/2015
	10/30/2006		67,762	48.70	10/30/2016
Michael F. DeMane	03/17/2000	5,694		$52.69	03/17/2010	08/28/2003	60,668	$3,251,805
	08/09/2000	8,889		56.25	08/09/2010	05/15/2006	40,775	2,185,540
	10/26/2000	19,371		51.63	10/26/2010	04/30/2005			3,636	$194,890
	10/25/2001	32,184		43.50	10/25/2011	10/30/2006			12,321	660,406
	10/24/2002	49,031		44.87	10/24/2012
	10/23/2003	48,903	16,301	46.01	10/23/2013
	10/21/2004	30,000	30,000	50.00	10/21/2014
	10/19/2005	11,896	35,690	56.74	10/19/2015
	10/30/2006		45,175	48.70	10/30/2016
Stephen H. Mahle	08/11/1997	20,000		23.36	08/11/2007	08/28/2003	30,334	1,625,902
	10/29/1997	11,596		21.56	10/29/2007	04/30/2005			4,160	222,976
	05/01/1998	3,774		26.50	05/01/2008	10/30/2006			15,401	825,494
	05/01/1998	31,062		26.50	05/01/2008
	10/28/1998	20,374		31.91	10/28/2008
	04/28/1999	4,496		37.59	04/28/2009
	05/01/1999	39,826		35.97	05/01/2009
	10/27/1999	51,321		33.13	10/27/2009
	04/30/2000	34,581		51.94	04/30/2010
	10/26/2000	48,427		51.63	10/26/2010
	04/27/2001	27,226		44.25	04/27/2011
	06/28/2001	31,381		47.80	06/28/2011
	10/25/2001	80,460		43.50	10/25/2011
	04/26/2002	10,841		43.81	04/26/2012
	10/24/2002	78,004		44.87	10/24/2012
	04/25/2003	14,054		48.08	04/25/2013
	10/23/2003	57,053	19,018	46.01	10/23/2013
	04/30/2004	8,144		50.46	04/30/2014
	10/21/2004	35,000	35,000	50.00	10/21/2014
	10/19/2005	13,218	39,655	56.74	10/19/2015
	10/30/2006		55,442	48.70	10/30/2016

The table below shows the vesting schedule for all unexercisable options. All options vest on the anniversary of the grant date in the year indicated.

		Vesting Schedule for Unexercisable Options
Name	Grant Date	2007	2008	2009	2010

Arthur D. Collins, Jr.	10/23/2003	70,637
	10/21/2004	65,000	65,000
	10/19/2005	57,279	57,279	57,279
	10/30/2006	46,201	46,201	46,201	46,202
Gary L. Ellis	04/28/1999	2,618
	10/23/2003	8,151
	10/21/2004	7,500	7,500
	10/19/2005	9,253	9,253	9,253
	10/30/2006	10,267	10,267	10,267	10,267
William A. Hawkins	10/23/2003	16,301
	10/21/2004	25,000	25,000
	10/19/2005	18,946	18,946	18,947
	10/30/2006	16,940	16,941	16,940	16,941
Michael F. DeMane	10/23/2003	16,301
	10/21/2004	15,000	15,000
	10/19/2005	11,897	11,896	11,897
	10/30/2006	11,293	11,294	11,294	11,294
Stephen H. Mahle	10/23/2003	19,018
	10/21/2004	17,500	17,500
	10/19/2005	13,218	13,218	13,219
	10/30/2006	13,860	13,861	13,860	13,861

The amounts shown in the column entitled “Number of Shares or Units of Stock That Have Not Vested” of the Outstanding Equity Awards at Fiscal Year-End table are of restricted stock and restricted stock units that have not yet vested. The table below shows the vesting schedules for all outstanding restricted stock and restricted stock unit grants.

		Vesting Schedule for Unvested Restricted Stock and RSUs
Name	Grant Date	2007	2008	2009	2010

Arthur D. Collins, Jr. (1)	10/24/2002	44,574
	10/23/2003		43,469
	10/21/2004			40,000
	10/19/2005				35,249
Gary L. Ellis	06/24/2005			9,485
	07/31/2006				19,795
William A. Hawkins	08/28/2003	30,334
	05/15/2006			40,775
Michael F. DeMane	08/28/2003		60,668
	05/15/2006			40,775
Stephen H. Mahle	08/28/2003	30,334

(1)	Mr. Collins’ 2003, 2004 and 2005 grants vest immediately in the event of death, disability or retirement (so long as, with respect to his 2003 grants, such event occurs following the fourth anniversary of the date of grant).

The amounts shown in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” of the Outstanding Equity Awards at Fiscal Year-End table that correspond to an April 30, 2005 grant date reflect outstanding equity awards under the 2008 Performance Share Plan, which vest on the last day of fiscal year 2008, and amounts that correspond to an October 30, 2006 grant date reflect performance-based restricted stock awards that vest on the third anniversary of the date of grant.

Messrs. Collins, Hawkins and Mahle also own 306,575, 51,792 and 31,148 restricted/deferred stock units, respectively, that are fully vested and will be distributed following their retirement.

OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers and their restricted stock awards that have vested during fiscal year 2007. The table also includes the value realized for such options and restricted stock awards. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting (1)	on Vesting

Arthur D. Collins, Jr.	75,760	$2,393,174	27,526	$1,407,129
Gary L. Ellis	—	—	4,134	211,330
William A. Hawkins	—	—	64,269	3,153,981
Michael F. DeMane	72,729	1,490,749	27,476	1,424,185
Stephen H. Mahle	54,628	1,676,977	38,409	1,812,405

(1)	Includes shares received pursuant to the Performance Share Plan for the fiscal year 2005 to fiscal year 2007 grant cycle by each named executive officer in June of 2006.

PENSION BENEFITS

The table below includes information with respect to Medtronic’s pension plan for each of the named executive officers as at the end of fiscal year 2007. A narrative description of the material factors necessary to understand the information in the table is provided below.

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Arthur D. Collins, Jr.	Medtronic, Inc. Retirement Plan	14.9	$413,318	—
	Medtronic, Inc. SERP		3,178,250	—
Gary L. Ellis	Medtronic, Inc. Retirement Plan	17.4	207,404	—
	Medtronic, Inc. SERP		364,884	—
William A. Hawkins	Medtronic, Inc. Retirement Plan	5.3	60,383	—
	Medtronic, Inc. SERP		288,113	—
Michael F. DeMane	Medtronic, Inc. Retirement Plan	7.9	81,668	—
	Medtronic, Inc. SERP		289,697	—
Stephen H. Mahle	Medtronic, Inc. Retirement Plan	34.8	1,256,653	—
	Medtronic, Inc. SERP		1,847,015	—

The Medtronic, Inc. Retirement Plan (the “Plan) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers all eligible employees employed with the Company prior to April 30, 2005, including the Named Executive Officers. Effective May 1, 2005 the Company froze the Plan to new entrants and provided all eligible employees the option of continuing to accrue retirement benefits under the Plan or participate in one of two new options being offered. All Named Executive Officers elected to continue participation in the Plan. Benefits under the Plan are based upon the employee’s years of credited service and the average of the employee’s highest five consecutive years of covered compensation during the employee’s career while covered under the Plan. Employees have the option of providing for a survivorship benefit upon the employee’s death by making the appropriate election at the time of retirement. Covered compensation includes base salary, formula bonus and incentive plan payments, sales commissions, salary reduction contributions (such as a cafeteria plan or medical plan), salary continuation payments for short-term disability, but excludes compensation paid under the Company’s Long Term Performance Plan or the Performance Share Plan. In addition, the IRS limits the amount of Covered Compensation that can be used in the benefit calculation. For the Plan year ended April 30, 2007, that limit is $220,000. Normal retirement age under the plan is age 65. Eligible employees may retire upon reaching age 55 with at least ten years of service or upon reaching age 62 without regard to years of service. Messrs. Collins and Mahle were eligible for early retirement at the end of fiscal year 2007. Any retirement prior to normal retirement age is considered “early retirement.”

Benefits under the Plan are calculated as a monthly annuity by taking 40% of the final average covered compensation less a social security allowance (which varies by individual based upon year of birth) and multiplying this difference by years of credited service under the Plan. That result is then divided by 30 to yield the benefit at normal retirement age, with an early retirement factor applied to calculate the early retirement benefit.

The Plan currently limits pensions paid under the Plan to an annual maximum of $175,000, payable at age 65 in accordance with IRS requirements. The Company also has an unfunded Medtronic, Inc. Supplemental Executive Retirement Plan (the “SERP”) that provides out of the general assets of the Company an amount substantially equal to the difference between the amount that would have been payable to the executive under the Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Plan.

Compensation used in the calculation of the SERP benefit includes eligible compensation in excess of the IRS limitation and amounts deferred to the Capital Accumulation Plan. Upon retirement or termination of employment the amount of retirement benefits earned under the SERP are calculated and if the lump sum value is less than $100,000, it is paid out as a lump sum six months after retirement or termination. If the lump sum value exceeds $100,000, the value is paid out over a fifteen year period in the form of a monthly annuity commencing six months after retirement or termination. In the event of the employee’s death prior to the completion of the fifteen year payment cycle, any remaining benefits from the SERP are payable per the beneficiary designation on record. If a beneficiary is not named the benefit is payable to the employee’s surviving spouse, if there is no surviving spouse, to the children or if no survivors, the estate.

NONQUALIFIED DEFERRED COMPENSATION

The table below includes information with respect to the deferral of compensation on a basis that is not tax-qualified for each of the named executive officers for fiscal year 2007. A narrative description of the material factors necessary to understand the information in the table is provided below.

	Executive
	Contributions in	Aggregate Earnings	Aggregate Balance
Name	Last FY	in Last FY	at Last FYE

Arthur D. Collins, Jr.	$326,154	$1,685,591	$25,620,191
Gary L. Ellis	—	—	—
William A. Hawkins	2,502,553	273,498	2,776,051
Michael F. DeMane	9,231	18,993	392,479
Stephen H. Mahle	1,428,033	301,509	2,823,181

Executive Contributions in Last Fiscal Year.  This column includes the following amounts that were reported in the Summary Compensation Table for the most recent fiscal year as shown on page 34 of this proxy statement: Mr. Collins — base salary in the amount of $326,154; Mr. Hawkins — $533,342 of stock compensation expense recognized in fiscal year 2007 relating to restricted stock unit deferrals, Mr. DeMane — base salary in the amount of $9,231 and Mr. Mahle — $333,334 of stock compensation expense recognized in fiscal year 2007 relating to restricted stock unit deferrals. Fiscal year 2007 annual incentive deferral amounts of $200,000 and $529,470 for Mr. Hawkins and Mr. DeMane, respectively, were made in June 2007 (which is in fiscal year 2008) and are not reflected in this column.

The Capital Accumulation Plan allows U.S. executives of Medtronic to defer:

•	Up to 50% of their base salary;

•	Up to 100% of their annual incentive plan payments; and

•	Up to 100% of their cash long-term incentive plan payments,

subject to a minimum floor of $10,000. Medtronic does not make any contributions to the deferral plan — the aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus earnings (or losses).

Participants receive credits of gains or losses daily based on funds that are indexed to eleven investment alternatives, which are all also available under the Medtronic supplemental retirement plan 401(k). Investment returns for these investment alternatives are shown below:

Return on Funds
April 28,
2006 to April 27,
2007

Medtronic Stock	8.37%
Medtronic Interest Income	4.41
Wellington Fund Inv	15.12
Explorer Fund Investor	7.21
500 Index Fund Inv	16.05
PRIMECAP Fund Investor	9.13
Windsor II Fund Inv	19.61
U.S. Growth Fund Investor	5.83
International Growth Inv	18.68
Total Bond Mkt Index Inv	7.11
Extended Mkt Index Inv	12.75

Participants in the deferred compensation plan prior to amendments may also have all or a portion of their balances earning interest based on the 10-year average of the 10-year T-note rate (or, in certain situations, up to 120% of that rate for funds originally invested in the Plan). For calendar year 2006, the 10-year T-note interest rate was 5.26%, and for calendar year 2007, the 10-year T-note interest rate is 5.12%.

When participants elect to defer amounts, they also select when the amounts will ultimately be distributed. Distributions may be made on a certain date (as long as that date is at least five years beyond the period of deferral) or at retirement, or for specified employees under Section 409A of the Internal Revenue Code, 6-months after the date of retirement (in the form of a lump sum distribution or installments over five, ten or fifteen years). All distributions are made in cash, and there are limited opportunities to change the distribution elections. These include a hardship withdrawal and a “redeferral” election that must be made at least 12 months prior to a scheduled payment (and only if the redeferral is for at least an additional five years).

Aggregate Earnings in Last Fiscal Year.  This column includes $1,473 for Mr. Mahle, which was reported in the Summary Compensation Table for the most recent fiscal year as shown on page 34 of this proxy statement.

Aggregate Balance at Last Fiscal Year-End.  The amounts in this column include 306,575 shares of restricted stock units for Mr. Collins, 51,792 shares of restricted stock units for Mr. Hawkins and 31,148 shares of restricted stock units for Mr. Mahle, all of which have previously been deferred. This column includes the following amounts, which were reported in the Summary Compensation Table for the most recent fiscal year or prior years: $12,548,326 for Mr. Collins, $2,500,057 for Mr. Hawkins, $323,125 for Mr. DeMane, and $1,650,017 for Mr. Mahle.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Named executive officers are not entitled to any benefits upon death, disability, early retirement, normal retirement or termination for cause other than those benefits that are offered to all employees. Named executive officers are not entitled to any benefits upon termination not for cause except under circumstances of change of control as described below.

Medtronic’s executive officers, including the named executive officers, have change of control agreements (the “Agreements”) with Medtronic. The Agreements operate only upon the occurrence of a “change of control” as described below. Absent a “change of control,” the Agreements do not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.

Each Agreement provides that for three years after a “change of control” there will be no adverse change in the executive’s salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his employment for good reason (as defined in the Agreements, and including compensation reductions, demotions, relocation and excess travel) or voluntarily during the 30-day period following the first anniversary of the “change of control,” the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination as well as accrued vacation pay, accrued pension benefits and any outstanding deferred compensation, and, except in the event of death or disability, a lump sum severance payment equal to three times (two times in the event of voluntary termination by the executive in the aforementioned 30-day period) the sum of his or her base salary and annual bonus. The executive is also entitled to the continuation of certain insurance and other welfare plan benefits for a period of time not exceeding three (or, in certain cases, two) years. Further, if the executive is required to pay any federal excise tax on the payments associated with the change of control, an additional payment (“gross-up”) is required in an amount such that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no such excise tax had been imposed.

Generally, and subject to certain exceptions, a “change of control” is deemed to have occurred if: (a) a majority of Medtronic’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or (c) Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.

In addition, similar events also constitute a “change of control” under certain of Medtronic’s compensation plans. If a “change of control” of Medtronic occurs, awards under Medtronic’s annual incentive plans will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. Medtronic’s long-term incentive plans and related agreements provide that in the event of a “change of control” of Medtronic, all stock options will become immediately exercisable in full, all restrictions under outstanding restricted stock or units will immediately lapse, and performance share awards will immediately vest and pay out in a pro rata amount based on the portion of the performance period elapsed prior to the “change of control” and, based on certain assumptions as to the anticipated performance, which would have been achieved during the remainder of the performance period.

If a “change of control” occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) supplemental retirement plan shall equal the greater of Medtronic’s target percentage matching contribution (currently 75% of the first 6% of a participant’s contribution in fiscal year 2007), or if the “change of control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change of control” and disregarding the effects of the “change of control.”

The table below reflects estimated benefits for our named executive officers under existing change of control Agreements, assuming that the change of control occurred on April 27, 2007.

		Performance
		Shares/	Accelerated
		Long-Term	Vesting of	Restricted
		Performance	Stock	Stock		Estimated
	Severance	Plan	Options	Unit		Tax
Name	Amount(1)	Payouts(2)	(3)	Vesting(4)	Other(5)	Gross-Up(6)	Total

Arthur D. Collins, Jr.	$7,967,788	$2,056,886	$1,909,679	$11,701,202	$146,550	—	$23,782,105
Gary L. Ellis	2,460,939	480,555	359,004	2,189,506	48,216	$1,663,886	7,202,106
William A. Hawkins	4,216,163	883,907	635,758	4,864,414	87,538	2,811,121	13,498,901
Michael F. DeMane	3,178,410	512,731	453,082	6,206,451	72,183	—	10,422,857
Stephen H. Mahle	2,786,539	607,291	542,012	2,495,026	84,336	—	6,515,204

(1)	This amount is three times the sum of (1) the executive’s base salary at the time of termination and (2) the greater of the current year’s (projected) annual bonus or the average of the three annual bonuses for the three prior fiscal years.

(2)	This amount is the projected pro-rata payments of the long-term incentive program (the 2006-2008 Performance Share Plan and 2007-2009 Long-Term Performance Plan ) at current projected performance estimates.

(3)	This amount represents the market gain (intrinsic value) of unvested options as of April 27, 2007 at the closing price on that date of $53.60.

(4)	This amount represents the value of unvested restricted stock as of April 27, 2007 at the closing price on that date of $53.60.

(5)	This amount represents the estimated value of the continuation of welfare benefits.

(6)	This amount represents the estimated 280(g) tax gross-up payment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Medtronic’s common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 27, 2007, including the Medtronic, Inc. 2003 Long-Term Incentive Plan, the 2005 Employees Stock Purchase Plan and the 1998 Outside Director Stock Compensation Plan.

	(a)(3)	(b)	(c)(3)
Number of
	Securities to be		Number of Securities
	Issued Upon	Weighted Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance Under
	Outstanding	Outstanding	Equity Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category(1)	and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(2)	91,567,292	$46.34	33,855,788
Equity compensation plans not approved by security holders	—	—	—

(1)	The table does not include information regarding options, warrants or rights assumed in connection with acquisitions completed prior to April 27, 2007. In connection with such acquisitions, Medtronic has assumed options, warrants and rights to purchase securities of the acquired company that were outstanding at the time of the acquisition, and has treated these as options, warrants and rights to acquire Medtronic common stock based upon conversion ratios negotiated in each acquisition. As of April 27, 2007, 1,118,185 shares of Medtronic common stock were issuable upon the exercise of options, warrants and rights assumed in connection with acquisitions and the weighted average exercise price of such options, warrants and rights was $25.69 per share. No additional options, warrants or rights may be granted under the plans that govern options, warrants or rights assumed in connection with acquisitions.

(2)	Awards under the 2003 Long Term Incentive Plan may consist of stock options, stock appreciation rights, restricted stock, other stock-based awards and cash-based awards, except that no more than 50% (approximately 30,000,000 shares) of all shares may be granted in the aggregate pursuant to restricted stock or other stock-based awards payable in shares. In addition, no more than 5% of the shares shall be granted pursuant to restricted stock awards if such award shall vest in full prior to three years from the award date or if a condition to such vesting is based, in whole or in part, upon performance of the shares or any aspect of Medtronic’s operations and such vesting could occur over a period of less than one year from the award date.

(3)	Column (a) includes 1,846,624 shares representing deferred awards, performance awards and restricted stock units. These shares increase the number of shares in column (a) and decrease the number of shares in column (c). Column (c) includes 7,094,938 shares available for issuance as of April 27, 2007 under the 2005 Employees Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting. In particular, the Audit Committee reviews the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for Medtronic’s compliance with legal and regulatory requirements. As of the date of this report, the Audit Committee consisted of the five members listed below, each of whom is an independent director in accordance with SEC and New York Stock Exchange requirements and each of whom meets additional independence standards applicable to audit committee members. Michael R. Bonsignore, Denise M. O’Leary, Robert C. Pozen, Jean-Pierre Rosso and Jack W. Schuler each qualify as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, that reports directly to the Audit Committee. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”) and auditing management’s assessment of the effectiveness of internal controls over financial reporting. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit and representatives from Medtronic’s independent registered public accounting firm.

In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers.

PricewaterhouseCoopers has advised the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders’ equity and cash flows that accompany Medtronic’s 2007 Annual Report present fairly, in all material respects, the financial position of Medtronic and its subsidiaries at April 27, 2007 and April 28, 2006, and the results of Medtronic’s operations and cash flows for each of the three fiscal years in the period ended April 27, 2007 in conformity with U.S. GAAP.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and requested any other relevant input from PricewaterhouseCoopers. PricewaterhouseCoopers provided to the Audit Committee the written disclosures and letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with PricewaterhouseCoopers their independence.

Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal year 2007 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers as Medtronic’s independent registered public accounting firm for fiscal year 2008. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers are pre-approved by the Audit Committee.

AUDIT COMMITTEE:

Michael R. Bonsignore, Chair	Denise M. O’Leary
Jean-Pierre Rosso	Jack W. Schuler
Robert C. Pozen

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Medtronic’s annual financial statements for the fiscal years ended April 28, 2006 and April 27, 2007, and fees billed for other services rendered by PricewaterhouseCoopers.

	2006	2007

Audit Fees(1)	$5,567,000	$5,650,000
Audit-Related Fees(2)	200,000	241,000
Tax Fees(3)	328,000	252,000
All Other Fees(4)	10,000	39,000

(1)	Audit services consisted principally of assistance with Medtronic’s domestic and international audits, statutory audits and Sarbanes-Oxley 404 certification.

(2)	Audit-related services consisted principally of assistance with matters related to audits of employee benefits plans and corporate development.

(3)	The fiscal years 2006 and 2007 tax advisory services were provided principally for assistance with transfer pricing and tax compliance.

(4)	In fiscal years 2006 and 2007, other services included subscriptions to audit-related software and industry benchmark studies.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, certified public accountants and independent registered public accounting firm, as Medtronic’s independent registered public accounting firm for the fiscal year ending April 25, 2008. As required by the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

PROPOSAL 3 — AMENDMENT OF MEDTRONIC’S RESTATED ARTICLES OF
INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION
OF ALL DIRECTORS

Our Board of Directors has approved, and recommends your approval of, an amendment to our restated articles of incorporation that would provide for the phased-in elimination of the classification of the Board and the annual election of all directors.

Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. The amendment, if adopted, would result in the directors elected at the 2008 Annual Meeting and thereafter being elected to one-year terms, but would not shorten the existing term of any director elected prior to the 2008 Annual Meeting. Class III directors elected at this year’s Annual Meeting will be elected to three-year terms, expiring at the 2010 Annual Meeting. The terms of the Class I directors will expire at the 2008 Annual Meeting, and the terms of the Class II directors will expire at the 2009 Annual Meeting.

The amendment is the result of the Board’s ongoing review of our corporate governance policies. In making its recommendation, the Board considered carefully the advantages of both classified and declassified board structures. A classified board of directors can promote continuity and enhance the stability of the board, encourage a long-term perspective on the part of directors and reduce a company’s vulnerability to coercive takeover tactics. The Board recognized these advantages, but concluded that they were outweighed by the advantages of the shareholders’ ability to evaluate all directors annually and of Medtronic’s adoption of a structure that is currently considered by many governance commentators to be a “best practice” in corporate governance.

The Board also believes that we continue to be protected from hostile takeovers by Sections 302A.671 and 302A.673 of Minnesota Business Corporations Act, which contain restrictions intended to have a deterrent effect on the ability of a person to gain control of the corporation without negotiating directly with the Board, and by our shareholder rights plan, which also encourages potential acquirers to negotiate directly with the Board. The Board also believes that the likelihood of such a takeover occurring is currently less than when the classified board was originally put into place.

Consequently, the Board of Directors concluded that an amendment of our restated articles of incorporation to provide for the annual election of all directors is in the best interests of Medtronic’s shareholders.

Approval of the amendment will cause Section 5.3 of article five of the restated articles of incorporation to be amended in its entirety, and it will require the affirmative vote of not less than seventy-five percent of the votes entitled to be cast by all holders of shares of our common stock. A copy of Section 5.3 as it is proposed to be amended is attached to this proxy statement as Appendix A. If the proposed amendment is not approved, the Board of Directors will remain classified. If the proposed amendment is approved, Medtronic will file a new restated articles of incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND MEDTRONIC’S RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

OTHER INFORMATION

Expenses of Solicitation

Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Shareholder Proposals and Director Nominations

In order for a shareholder proposal to be considered for inclusion in Medtronic’s proxy statement for the 2008 Annual Meeting, the written proposal must be received by the Corporate Secretary at Medtronic’s offices no later than March 22, 2008. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Medtronic’s restated articles of incorporation provide that a shareholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at Medtronic’s offices not less than 50 nor more than 90 days prior to the Annual Meeting date. If less than 60 days notice of the meeting date is given, the submission will be considered timely if it is received by the 10th day after notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s restated articles of incorporation and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination.

All submissions to, or requests from, the Corporate Secretary should be made to Medtronic’s principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, Attn: Corporate Secretary.

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted amendments to its rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of Medtronic’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other

Medtronic’s 2007 Annual Report, including financial statements, is being sent to shareholders of record as of June 25, 2007, together with this proxy statement.

MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 27, 2007, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Terrance L. Carlson
Corporate Secretary
MEDTRONIC, INC.

Appendix A

New language is indicated by underlining, and deletions are indicated by strike-throughs.

PROPOSED AMENDMENTS TO SECTION 5.3 OF THE MEDTRONIC, INC.
RESTATED ARTICLES OF INCORPORATION

~~Classification~~Election of the Board of Directors.  The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen persons, who need not be shareholders. The number of directors may be increased by the shareholders or Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of this Section 5.3 provided, however, that any change in the number of directors on the Board of Directors (including, without limitation, changes at annual meetings of shareholders) shall be approved by the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares (as defined in Section 6.2 of Article 6), voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. If such change shall not have been so approved, the number of directors shall remain the same. ~~The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.~~

~~At the 1989~~Commencing with the 2008 annual meeting of shareholders~~, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding~~ and thereafter at each annual meeting of shareholders ~~beginning in 1990, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director~~, directors whose term of office is then expiring shall be elected annually for terms of one year and shall hold office until the ~~annual meeting for the year in which the director’s term expires and~~next annual meeting of shareholders. In this regard, directors elected at the 2005 annual meeting of shareholders shall hold office until the 2008 annual meeting of shareholders; directors elected at the 2006 annual meeting of shareholders shall hold office until the 2009 annual meeting of shareholders; and directors elected at the 2007 annual meeting of shareholders shall hold office until the 2010 annual meeting of shareholders. In all cases, a director shall hold officeuntil a successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Removal of a director from office (including a director named by the Board of Directors to fill a vacancy or newly created directorship), with or without cause, shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares, voting together as a single class. Any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy ~~not resulting from an increase in the number~~shall hold office until the next electionof directors and until his or her successor shall ~~have the same remaining term as that of such director’s predecessor.~~be elected and have qualified.

Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred or preference stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by or pursuant to the applicable terms of the certificate of designation or other instrument creating such class or series of preferred stock~~, and such directors so~~

~~elected shall not be divided into classes pursuant to this Section 5.3 unless expressly provided by such terms~~.

Only persons who are nominated in accordance with the procedures set forth in this Section 5.3 shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 5.3. Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor more than 90 days prior to the meeting, provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the corporation’s books, of such shareholder and (ii) the class and number of shares of the corporation which are beneficially owned by such shareholder. At the request of the Board of Directors any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the corporation unless nominated in accordance with the procedures set forth in this Section 5.3. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 5.3 and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

At any regular or special meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any shareholder of the corporation who complies with the notice procedures set forth in this Section 5.3. For business to be properly brought before any regular or special meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 50 days nor (except for shareholder proposals subject to Rule 14a-8(a)(3)(i) of the Securities Exchange Act of 1934, as amended) more than 90 days prior to the meeting, provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the regular or special meeting was mailed or such public disclosure was made. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the regular or special meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. Notwithstanding anything in the corporation’s Bylaws to the contrary, no business shall be conducted at any regular or special meeting except in accordance with the procedures set forth in this Section 5.3. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 5.3 and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding any other provisions of these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all then outstanding voting shares, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Section 5.3.

DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

     Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will save Medtronic the cost of printing and mailing them. Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;
•	Under About Medtronic, click on Investor Relations;
•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and
•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.

UC200800114 EN

This Proxy is Solicited by the Board of Directors of

MEDTRONIC, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 23, 2007

The undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby appoints Arthur D. Collins, Jr. and Terrance L. Carlson, or either of them, as proxies to represent the undersigned, with full power of substitution in each, and hereby authorizes them to vote all shares of common stock of Medtronic, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medtronic, Inc., to be held on Thursday, August 23, 2007 at 10:30 a.m. (Central Daylight Time), at the Medtronic World Headquarters at 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota and any adjournments and postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 25, 2007.

THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES NAMED IN PROPOSAL ONE (ELECTION OF DIRECTORS) AND “FOR” PROPOSALS TWO AND THREE. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH OTHER MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

(To be Signed on Reverse Side)

710 MEDTRONIC PARKWAY, MS LC310 MINNEAPOLIS, MN 55432-5604

VOTE BY INTERNET — www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Medtronic, Inc., in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE — 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Medtronic, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MEDTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEDTRONIC, INC.

Vote on Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ALL NOMINEES.

To withhold authority to vote for any nominee,
		For	Withhold	For All	mark “For All Except” and write the nominee’s
1.	To elect four Class III directors for three-year terms.	All	All	Except	number on the line below.
01) David L. Calhoun 02) Arthur D. Collins, Jr. 03) James T. Lenehan 04) Kendall J. Powell
		☐	☐	☐

Vote on Proposals

	For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.	☐	☐	☐

3. To amend Medtronic’s restated articles of incorporation to provide for the annual election of all directors.	☐	☐	☐

NOTE: Signature should agree with name on stock
certificate as printed thereon. Executors,
administrators, trustees and other fiduciaries should
so indicate when signing.

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date